UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 1−K

ANNUAL REPORT

PURSUANT TO REGULATION A

OF THE SECURITIES ACT OF 1933

For the fiscal year ended December 31, 2022

ARK7 PROPERTIES PLUS LLC
(Exact name of issuer as specified in its charter)

Delaware	88-1359905
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

535 Mission St., 14th Floor San Francisco, CA 94105
(Full mailing address of principal executive offices)

415-275-0701
(Issuer’s telephone number, including area code)

Series #WGI3Z, Series #0XYT6, Series #ZIE3T, Series #JTDXY, Series #FTWDS, Series #P7FJ5 and Series #WRA7O

(Title of each class of securities issued pursuant to Regulation A)

i

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

THE INFORMATION CONTAINED IN THIS REPORT MAY CONTAIN FORWARD-LOOKING STATEMENTS AND INFORMATION RELATING TO, AMONG OTHER THINGS, THE COMPANY, ITS BUSINESS PLAN AND STRATEGY, AND ITS INDUSTRY. THESE FORWARD-LOOKING STATEMENTS ARE BASED ON THE BELIEFS OF, ASSUMPTIONS MADE BY, AND INFORMATION CURRENTLY AVAILABLE TO THE COMPANY’S MANAGEMENT. WHEN USED IN THIS REPORT, THE WORDS “ESTIMATE,” “PROJECT,” “BELIEVE,” “ANTICIPATE,” “INTEND,” “EXPECT” AND SIMILAR EXPRESSIONS ARE INTENDED TO IDENTIFY FORWARD-LOOKING STATEMENTS, WHICH CONSTITUTE FORWARD LOOKING STATEMENTS. THESE STATEMENTS REFLECT MANAGEMENT’S CURRENT VIEWS WITH RESPECT TO FUTURE EVENTS AND ARE SUBJECT TO RISKS AND UNCERTAINTIES THAT COULD CAUSE THE COMPANY’S ACTUAL RESULTS TO DIFFER MATERIALLY FROM THOSE CONTAINED IN THE FORWARD-LOOKING STATEMENTS. INVESTORS ARE CAUTIONED NOT TO PLACE UNDUE RELIANCE ON THESE FORWARD-LOOKING STATEMENTS, WHICH SPEAK ONLY AS OF THE DATE ON WHICH THEY ARE MADE. THE COMPANY DOES NOT UNDERTAKE ANY OBLIGATION TO REVISE OR UPDATE THESE FORWARD-LOOKING STATEMENTS TO REFLECT EVENTS OR CIRCUMSTANCES AFTER SUCH DATE OR TO REFLECT THE OCCURRENCE OF UNANTICIPATED EVENTS.

In this Annual Report, “we,” “us,” “our” or “our company”, shall refer to Ark7 Properties Plus LLC. All of the series of our company may collectively be referred to in this Annual Report as the “series” and each, individually, as a “series.” The membership interests of all series described above may collectively be referred to in this Annual Report as the “shares” and each, individually, as a “share”. Ark7 Inc., a Delaware corporation (“Ark7”) will serve as the asset manager responsible for managing each Series’ Underlying Asset (the “Asset Manager”) as described in the Asset Management Agreement between Ark7 Inc. and each series of Ark7 Properties Plus LLC. Ark7 will serve as the Managing Member responsible for the day-to-day management of the company and each registered series.

ITEM 1. BUSINESS

Overview

Ark7 Properties Plus LLC (“Ark7 Properties”) was organized in the State of Delaware on March 17, 2022. Ark7 Properties is an investment vehicle which intends to enable investors to own fractional ownership of single-family home properties. This lowers the cost-of-entry and minimizes the time commitment for real estate investing. An investment in the company entitles the investor to the potential economic benefits normally associated with direct property ownership, while requiring no investor involvement in asset or property management.

The company operates by establishing a separate Series for the holding of single-family home properties to be acquired by the company. Notably, the debts, liabilities and obligations incurred, contracted for or otherwise existing with respect to a particular Series of the company will be enforceable against the assets of the applicable Series only, and not against the assets of the company.

Under the terms of the Series Limited Liability Company Agreement of Ark7 Properties dated March 17, 2022 (the “Operating Agreement”), Ark7 is the Managing Member of Ark7 Properties. Ark7 was incorporated in the State of Delaware on June 26, 2018. Ark7 is a real estate investment platform that allows individual investors to have direct access to quality real estate investment opportunities and invest in the units of each property. Ark7 will manage all Underlying Assets related to the various Series including the sales of property, rentals of the property, maintenance and insurance. Ark7 also manages an affiliated entity, Ark7 Properties LLC, which has conducted offerings of securities that are limited to accredited investors only involving offerings under Rule 506(c) of Regulation D. As of the date of this report, no series of Ark7 Properties LLC have been liquidated.

Intended Business Process

Generally, the company and Ark7 intends to arrange for the purchase of a specific residential property either directly by the Series or by Ark7, as described below:

If Ark7 or one of its subsidiaries purchased the property directly, then, after the relevant Series has obtained sufficient financing, Ark7 would sell the property to that Series for an amount equal to the original purchase price (including closing costs) plus holding costs, renovation costs and furnishing expenses incurred by Ark7 prior to the sale to the Series as well as the applicable Sourcing Fee specified in the Series Designation for the relevant Series.

In cases where Ark7 identifies and intends to have the Series purchase that property directly from a third-party Seller, Ark7 will loan the series the amount required to purchase the property via an intercompany loan agreement. In addition, Ark7 may decide to finance a portion of the purchase price with mortgage or other third-party financing. In both instances, it is the intent of the company and Ark7 to enter into an intercompany loan agreement describing the repayment terms.

In some instances, the company may set a minimum offering amount for each Series such that the net proceeds would be sufficient to finance the purchase of the identified property, plus closing costs and expected repairs, renovations, or furnishings and less any purchase financing. If the purchase agreement for the property does not include a financing condition and the closing for the property occurs prior to sufficient minimum proceeds being received, Ark7 or an affiliate may provide a loan to the Series to finance all or part of the purchase price of the property that would be repaid with the proceeds of the offering.

Intercompany loans between Ark7 or an affiliate of Ark7, on the one hand, and a Series, on the other hand, would generally have the following terms:

●	Interest: Interest will accrue on amounts outstanding under the loan at an annual fixed rate, simple interest, and would be payable upon maturity or upon full prepayment of the loan. The interest rate is expected to be equal to 9.0% per annum, but in no event shall the interest rate be less than 3.0% per annum.

●	Security: The loan would be unsecured.

●	Default: Notwithstanding anything to the contrary in the agreement, if the borrower defaults in the performance of any obligation under the agreement, then the lender may declare the principal amount owing and interest due under the agreement at that time to be immediately due and payable.

●	No prepayment penalty.

Series Offering Table

The table below shows key information related to the offering of each Series, as of December 31, 2022. Please also refer to “The Underlying Assets” below for further details.

SERIES NAME	UNDERLYING ASSETS	OFFERING PRICE PER SERIES INTERESTS	MAXIMUM OFFERING SIZE	MINIMUM/ MAXIMUM/ SUBSCRIBED SERIES INTERESTS (1)	INITIAL QUALIFICAITON DATE (2)	OPEN DATE (3)	CLOSING DATE	STATUS
Series #WGI3Z	11679 W Madero Dr, Arizona City, AZ 85123	$32.00	$363,200	0 = Minimum 11,350 = Maximum	July 27, 2022	July 27, 2022	[___]	Open

Series #0XYT6 Interest	2105 Silver Leaf Dr, Mesquite, TX 75181	$20.00	$475,000	0 = Minimum 23,750 = Maximum	September 16, 2022	September 16, 2022	[___]	Open

Series #ZIE3T	2507 Decoy Dr, Mesquite, TX 75181	$20.00	$455,000	0 = Minimum 22,750 = Maximum	September 16, 2022	September 16, 2022	[___]	Open

Series #JTDXY	2300 Homestead Dr, Mesquite, TX 75181	$20.00	$450,000	0 = Minimum 22,500 = Maximum	September 16, 2022	September 16, 2022	[___]	Open

Series #FTWDS *	1527 Iris Walk, Jonesboro, GA 30238	$20.00	$265,000	0 = Minimum 13,250 = Maximum	December 22, 2022	December 22, 2022	[___]	Open

Series #P7FJ5*	1541 Iris Walk, Jonesboro, GA 30238	$20.00	$265,000	0 = Minimum 13,250= Maximum	December 22, 2022	December 22, 2022	[___]	Open

Series #WRA7O*	4263 Cadence Loop, LAND O LAKES, FL 34638	$20.00	$615,000	0 = Minimum 30,750 = Maximum	December 22, 2022	December 22, 2022	[___]	Open

(1)	For open offerings, each row states, with respect to the given offering, the minimum and maximum number of Series Interests offered. For any closed offerings, each row would state the actual number of Series Interests sold.
(2)	For each offering, each row states, with respect to the given offering, the date on which the offering was initially qualified by the Commission.
(3)	For each offering, each row states, with respect to the given offering, the date on which offers and sales for such offering commenced.

Property Overview

Property Overview – Series #WGI3Z

Timeline

●	On March 21, 2022, Ark7 Properties established Series #WGI3Z for the purpose of acquiring the property located at 11679 W Madero Dr, Arizona City, AZ 85123 (the “Madero Property”) from a third-party seller.

●	Ark7, the company’s Managing Member and Series #WGI3Z entered into an inter-company loan agreement on April 5, 2022, pursuant to which Ark7 loaned Series #WGI3Z $299,120 for the purpose of purchasing the Madero Property. Ark7 did not finance any of the funds it loaned to Series #WGI3Z.

●	Series #WGI3Z acquired the Madero Property on April 15, 2022 from a third-party seller.

●	Series #WGI3Z listed the Madero Property for rental during Q4 2022.

The above information is preliminary and should not be considered indicative of future performance.

Property Summary

Address of Property	11679 W Madero Dr, Arizona City, AZ 85123
Type of Property	Single Family Home
Property History	The Single-Family Home located at 11679 W Madero Dr, Arizona City, AZ 85123, was previously owner occupied.
Square Foot	1,459
Acreage	0.1722
Number of Units	N/A
Configuration	3 bedrooms and 2 bathrooms
Capital improvements intended to be made by Ark7	Capital improvements may include new appliances and cosmetic improvements as well as various punch list items throughout the property.
Total amount intended to be spent on capital improvements by Ark7	$25,000
Total spent by Ark7 on furnishings and other expenses to prepare the property for booking	$0.00
Debt on property	$299,120 due and payable to Ark7.
Property Listing	The property is managed as a single-family home rental and is listed on the following rental sites:
● Zillow
● Apartments.com
Sale of Property	In the event the company decides to sell the property, approval from the Series #WGI3Z holders will not be sought.

Property History

The Single-Family Home located at 11679 W Madero Dr, Arizona City, AZ 85123, was previously owner occupied (the “Madero Property”). The Madero Property was built in 2006. The Madero Property expects to incur approximately $25,000 of costs related to certain improvement projects to the property.

Prior to the acquisition of the Madero Property, the property was owner occupied and was not operated as a rental income property.

Acquisition of the Madero Property

Series #WGI3Z completed the acquisition of the Madero Property on April 15, 2022. The acquisition of the Madero Property was funded via a cash payment in the amount of $299,120. The Madero Property is being held by Series #WGI3Z. See the “Use of Proceeds” section below for additional information regarding anticipated expenses and uses of offering proceeds.

Property Components & Capital Expenditures

The Madero Property was inspected by a licensed professional, and the inspection report indicated that the major property components are inacceptable, functional condition, with no obvious signs of defect.

With the current expected level and quality of the property components we will not recognize any deferred maintenance items and we expect that the major property components will remain in working order during the anticipated hold period for this property. In our operating estimates, we forecast a potential cost of maintenance and capital expenses as a percentage of rental income. In the case of unforeseen maintenance expenses, we could make use of our cash reserves, if necessary.

We anticipate that the final renovation cost, a capital expenditure, for this property will total approximately $25,000. These renovations may include new appliances and cosmetic improvements as well as various punch list items throughout the property. This renovation expense is listed in the use of proceeds for Series #WGI3Z.

Property Manager

The Managing Member appointed the Asset Manager to manage the Madero Property. Ark7 has entered into an Asset Management Agreement with the Asset Manager. Pursuant to the terms of the Asset Management Agreement, the Series will pay the Asset Manager an annual fee (in respect of each fiscal year, 15% of any Free Cash Flows available for distribution pursuant to Article VII of the Operating Agreement) for managing the Madero Property.

Property Operations and Hold Period

The Madero Property was previously owner occupied and had no prior rental history. The Managing Member intends to list the property for rent at a rate of $1,550 per month, or $18,600 per year, which is consistent with other single-family homes in the same area of Arizona City, AZ.

The Managing Member anticipates that this property’s Operating Expenses, which include real estate taxes, property insurance and repairs and maintenance costs, will be in the range of $500 per month. This estimate is based on the Managing Members due diligence calculations and does not include the $25,000 that the company anticipates will be needed for final renovations and will be deemed a capital expenditure. For information relating to our capital expenditure expectations, see “Property Components & Capital Expenditures” above.

We intend to hold the Madero Property for 10 years during which time, we will operate the Madero Property as a rental property. During this period, we intend to distribute any Free Cash Flow (as defined in the Operating Agreement) to Series #WGI3Z interest holders. The determination as to when the Madero Property should be sold or otherwise disposed of will be made after consideration of relevant factors, including prevailing and projected economic conditions, whether the value of the property is anticipated to appreciate or decline substantially, and how any existing lease may impact the sales price we may realize. The Managing Member may determine that it is in the best interests of shareholders to sell the Madero Property earlier than 10 years or to hold the property for more than 10 years.

Market Outlook and Overview: Arizona City, Arizona

According various third parties, including: (i) Redfin reports, (ii) Zillow’s reports, (iii) the realtor.com®’s report on Chandler, AZ Real Estate Market, (iv) Rocket Homes’ March 2022, (v) the Chandler Housing Market Report, and (vi) Zumper’s Average Rent in Chandler, AZ and Cost Information, the housing market in Chandler, Arizona has demonstrated a strong increase over the past decade and a continuous growth this year. Favorable factors in the Chandler, Arizona housing market that the company reviewed and evaluated included the following:

●	The median single-family home sale price in Chandler has witnessed a total appreciation of 91.47% in the last 5 years between February 2017 and February 2022.

●	In February 2022, the median home sale price in Chandler was up 37.0% compared to last year, listing for a median price of $539,900, and sold for a median price of $525,000.

●	Since March 2021, Chandler has remained a seller’s market: 61.40% homes were sold over listing price, 17.36% homes were sold at listing price, and 21.24% homes were sold under listing price.

●	According to the U.S. Census, with a 2020 population of 275,987, Chandler is the 4th largest city in Arizona by population. Chandler’s population has increased by approximately 16.88% in the past 10 years between April 2010 and April 2020.

●	According to the U.S. Bureau of Labor Statistics, Phoenix metropolitan area (including Chandler)’s total nonfarm employment jumped 4.1% between February 2021 and February 2022.

●	In March 2022, there were 920 homes listed for sale in Chandler, which was increased by 6.1% compared to the number of listings in February 2022.

●	In March 2022, there were 386 homes sold in Chandler, among which 265 homes were sold within 30 days, 98 homes were sold in 30-90 days, and 23 homes were sold over 90 days.

Property Overview - Series #0XYT6

Timeline

●	On June 30, 2022, Ark7 Properties established Series #0XYT6 for the purpose of acquiring the property located at 2105 Silver Leaf Dr, Mesquite, TX 75181 (the “Silver Leaf Property”) from a third-party seller.

●	Ark7, the company’s Managing Member and Series #0XYT6 entered into an inter-company loan agreement on July 1, 2022, pursuant to which Ark7 loaned Series #0XYT6 $378,478 for the purpose of purchasing the Silver Leaf Property. Ark7 did not finance any of the funds it loaned to Series #0XYT6.

●	Series #0XYT6 acquired the Silver Leaf Property on July 19, 2022 from a third-party seller.

●	Series #0XYT6 listed the Silver Leaf Property for rental during Q4 2022.

The above information is preliminary and should not be considered indicative of future performance.

Property Summary

Address of Property	2105 Silver Leaf Dr, Mesquite, TX 75181
Type of Property	Single Family Home
Property History	The Single-Family Home located at 2105 Silver Leaf Dr, Mesquite, TX 75181, was not previously owner occupied.
Square Foot	2,202
Acreage	0.1689
Number of Units	N/A
Configuration	3 bedrooms and 2 bathrooms
Capital improvements intended to be made by Ark7	Capital improvements may include new appliances and cosmetic improvements as well as various punch list items throughout the property.
Total amount intended to be spent on capital improvements by Ark7	$50,000
Total spent by Ark7 on furnishings and other expenses to prepare the property for booking	$0.00
Debt on property	$378,478 due and payable to Ark7.
Property Listing	The property is managed as a single-family home rental and is listed on the following rental sites:
● Zillow
● Apartments.com
Sale of Property	In the event the company decides to sell the property, approval from the Series #0XYT6 holders will not be sought.

Property History

The Single-Family Home located at 2105 Silver Leaf Dr, Mesquite, TX 75181, was previously owner occupied. The Silver Leaf Property was built in 2001. The Silver Leaf Property expects to incur approximately $50,000 of costs related to certain improvement projects to the property.

Prior to the acquisition of the Silver Leaf Property, the property was a single-family home.

Acquisition of the Silver Leaf Property

Series #OXYT6 completed the acquisition of the Silver Leaf Property on June 30, 2022. The acquisition of the Silver Leaf Property was funded via a cash payment in the amount of $360,000. The Silver Leaf Property is being held by Series #OXYT6. See the “Use of Proceeds” section below for additional information regarding anticipated expenses and uses of offering proceeds.

Property Components & Capital Expenditures

The Silver Leaf Property was inspected by a licensed professional, and the inspection report indicated that the major property components are inacceptable, functional condition, with no obvious signs of defect.

With the current expected level and quality of the property components we will not recognize any deferred maintenance items and we expect that the major property components will remain in working order during the anticipated hold period for this property. In our operating estimates, we forecast a potential cost of maintenance and capital expenses as a percentage of rental income. In the case of unforeseen maintenance expenses, we could make use of our cash reserves, if necessary.

We anticipate that the final renovation cost, a capital expenditure, for this property will total approximately $50,000. These renovations may include new appliances and cosmetic improvements as well as various punch list items throughout the property. This renovation expense is listed in the use of proceeds for Series #OXYT6.

Property Manager

The Managing Member appointed the Asset Manager to manage the Silver Leaf Property. Ark7 has entered into an Asset Management Agreement with the Asset Manager. Pursuant to the terms of the Asset Management Agreement, the Series will pay the Asset Manager an annual fee (in respect of each fiscal year, 15% of any Free Cash Flows available for distribution pursuant to Article VII of the Operating Agreement) for managing the Silver Leaf Property.

Property Operations and Hold Period

The Silver Leaf Property was previously owner occupied and had no prior rental history. The Managing Member intends to list the property for rent at a rate of $3,000 per month, or $36,000 per year, which is consistent with other single-family homes in the same area of Mesquite, Texas.

The Managing Member anticipates that this property’s Operating Expenses, which include real estate taxes, property insurance and repairs and maintenance costs, will be in the range of $400 per month. This estimate is based on the Managing Members due diligence calculations and does not include the $25,000 that the company anticipates will be needed for final renovations and will be deemed a capital expenditure. For information relating to our capital expenditure expectations, see “Property Components & Capital Expenditures” above.

We intend to hold the Silver Leaf Property for 10 years during which time, we will operate the Silver Leaf Property as a rental property. During this period, we intend to distribute any Free Cash Flow (as defined in the Operating Agreement) to Series #OXYT6 interest holders. The determination as to when the Silver Leaf Property should be sold or otherwise disposed of will be made after consideration of relevant factors, including prevailing and projected economic conditions, whether the value of the property is anticipated to appreciate or decline substantially, and how any existing lease may impact the sales price we may realize. The Managing Member may determine that it is in the best interests of shareholders to sell the Silver Leaf Property earlier than 10 years or to hold the property for more than 10 years.

Property Overview - Series #ZIE3T

Timeline

●	On August 1, 2022, Ark7 Properties established Series #ZIE3T for the purpose of acquiring the property located at 2507 Decoy Dr, Mesquite, TX 75181 (the “Decoy Property”) from a third-party seller.

●	Ark7, the company’s Managing Member and Series #ZIE3T entered into an inter-company loan agreement on August 1, 2022, pursuant to which Ark7 loaned Series #ZIE3T $360,205 for the purpose of purchasing the Decoy Property. Ark7 did not finance any of the funds it loaned to Series #ZIE3T.

●	Series #ZIE3T acquired the Decoy Property on August 23, 2022, from a third-party seller.

●	Series #ZIE3T listed the Decoy Property for rental during Q4 2022.

The above information is preliminary and should not be considered indicative of future performance.

Property Summary

Address of Property	2507 Decoy Dr, Mesquite, TX 75181
Type of Property	Single Family Home
Property History	The Single-Family Home located at 2507 Decoy Dr, Mesquite, TX 75181, was not previously owner occupied.
Square Foot	2,313
Acreage	0.1706
Number of Units	N/A
Configuration	3 bedrooms and 2 bathrooms.
Capital improvements intended to be made by Ark7	Capital improvements may include new appliances and cosmetic improvements as well as various punch list items throughout the property.
Total amount intended to be spent on capital improvements by Ark7	$50,000
Total spent by Ark7 on furnishings and other expenses to prepare the property for booking	$0.00
Debt on property	$360,205 due and payable to Ark7.
Property Listing	The property is managed as a single-family home rental and is listed on the following rental sites:
● Zillow
● Apartments.com
Sale of Property	In the event the company decides to sell the property, approval from the Series #ZIE3T holders will not be sought.

Property History

The Single-Family Home located at 2507 Decoy Dr, Mesquite, TX 75181, was previously owner occupied. The Decoy Property was built in 1998. The Decoy Property expects to incur approximately $50,000 of costs related to certain improvement projects to the property.

Prior to the acquisition of the Decoy Property, the property was a single-family home.

Acquisition of the Decoy Property

Series #ZIE3T completed the acquisition of the Decoy Property on August 23, 2022. The acquisition of the Decoy Property was funded via a cash payment in the amount of $342,000. The Decoy Property is being held by Series #ZIE3T. See the “Use of Proceeds” section below for additional information regarding anticipated expenses and uses of offering proceeds.

Property Components & Capital Expenditures

The Decoy Property was inspected by a licensed professional, and the inspection report indicated that the major property components are inacceptable, functional condition, with no obvious signs of defect.

With the current expected level and quality of the property components we will not recognize any deferred maintenance items and we expect that the major property components will remain in working order during the anticipated hold period for this property. In our operating estimates, we forecast a potential cost of maintenance and capital expenses as a percentage of rental income. In the case of unforeseen maintenance expenses, we could make use of our cash reserves, if necessary.

We anticipate that the final renovation cost, a capital expenditure, for this property will total approximately $50,000. These renovations may include new appliances and cosmetic improvements as well as various punch list items throughout the property. This renovation expense is listed in the use of proceeds for Series #ZIE3T.

Property Manager

The Managing Member appointed the Asset Manager to manage the Decoy Property. Ark7 has entered into an Asset Management Agreement with the Asset Manager. Pursuant to the terms of the Asset Management Agreement, the Series will pay the Asset Manager an annual fee (in respect of each fiscal year, 15% of any Free Cash Flows available for distribution pursuant to Article VII of the Operating Agreement) for managing the Decoy Property.

Property Operations and Hold Period

The Decoy Property was previously owner occupied. The Managing Member intends to list the property for rent at a rate of $3,000 per month, or $36,000 per year, which is consistent with other single-family homes in the same area of Mesquite, Texas.

The Managing Member anticipates that this property’s Operating Expenses, which include real estate taxes, property insurance and repairs and maintenance costs, will be in the range of $500 per month. This estimate is based on the Managing Members due diligence calculations and does not include the $25,000 that the company anticipates will be needed for final renovations and will be deemed a capital expenditure. For information relating to our capital expenditure expectations, see “Property Components & Capital Expenditures” above.

We intend to hold the Decoy Property for 10 years during which time, we will operate the Decoy Property as a rental property. During this period, we intend to distribute any Free Cash Flow (as defined in the Operating Agreement) to Series #ZIE3T interest holders. The determination as to when the Decoy Property should be sold or otherwise disposed of will be made after consideration of relevant factors, including prevailing and projected economic conditions, whether the value of the property is anticipated to appreciate or decline substantially, and how any existing lease may impact the sales price we may realize. The Managing Member may determine that it is in the best interests of shareholders to sell the Decoy Property earlier than 10 years or to hold the property for more than 10 years.

Property Overview - Series #JTDXY

Timeline

●	On June 30, 2022, Ark7 Properties established Series #JTDXY for the purpose of acquiring the property located at 2300 Homestead Dr, Mesquite, TX 75181 (the “Homestead Property”) from a third-party seller.

●	Ark7, the company’s Managing Member and Series #JTDXY entered into an inter-company loan agreement on August 1, 2022, pursuant to which Ark7 loaned Series #JTDXY $356,203 for the purpose of purchasing the Homestead Property. Ark7 did not finance any of the funds it loaned to Series #JTDXY.

●	Series #JTDXY acquired the Homestead Property on August 26, 2022, from a third-party seller.

●	Series #JTDXY listed the Homestead Property for rental during Q4 2022.

The above information is preliminary and should not be considered indicative of future performance.

Property Summary

Address of Property	2300 Homestead Dr, Mesquite, TX 75181
Type of Property	Single Family Home
Property History	The Single-Family Home located at 2300 Homestead Dr, Mesquite, TX 75181, was not previously owner occupied.
Square Foot	2,323
Acreage	0.1654
Number of Units	N/A
Configuration	4 bedrooms and 2 bathrooms
Capital improvements intended to be made by Ark7	Capital improvements may include new appliances and cosmetic improvements as well as various punch list items throughout the property.
Total amount intended to be spent on capital improvements by Ark7	$50,000
Total spent by Ark7 on furnishings and other expenses to prepare the property for booking	$0.00
Debt on property	$356,203 due and payable to Ark7.
Property Listing	The property is managed as a single-family home rental and is listed on the following rental sites:
● Zillow
● Apartments.com
Sale of Property	In the event the company decides to sell the property, approval from the Series #JTDXY holders will not be sought.

Property History

The Single-Family Home located at 2300 Homestead Dr, Mesquite, TX 75181, was previously owner occupied. The Homestead Property was built in 1992. The Homestead Property expects to incur approximately $50,000 of costs related to certain improvement projects to the property.

Prior to the acquisition of the Homestead Property, the property was owner occupied.

Acquisition of the Homestead Property

Series #JTDXY completed the acquisition of the Homestead Property on August 26, 2022. The acquisition of the Homestead Property was funded via a cash payment in the amount of $338,000. The Homestead Property is being held by Series #JTDXY. See the “Use of Proceeds” section below for additional information regarding anticipated expenses and uses of offering proceeds.

Property Components & Capital Expenditures

The Homestead Property was inspected by a licensed professional, and the inspection report indicated that the major property components are inacceptable, functional condition, with no obvious signs of defect.

With the current expected level and quality of the property components we will not recognize any deferred maintenance items and we expect that the major property components will remain in working order during the anticipated hold period for this property. In our operating estimates, we forecast a potential cost of maintenance and capital expenses as a percentage of rental income. In the case of unforeseen maintenance expenses, we could make use of our cash reserves, if necessary.

We anticipate that the final renovation cost, a capital expenditure, for this property will total approximately $50,000. These renovations may include new appliances and cosmetic improvements as well as various punch list items throughout the property. This renovation expense is listed in the use of proceeds for Series #JTDXY.

Property Manager

The Managing Member appointed the Asset Manager to manage the Homestead Property. Ark7 has entered into an Asset Management Agreement with the Asset Manager. Pursuant to the terms of the Asset Management Agreement, the Series will pay the Asset Manager an annual fee (in respect of each fiscal year, 15% of any Free Cash Flows available for distribution pursuant to Article VII of the Operating Agreement) for managing the Homestead Property.

Property Operations and Hold Period

The Homestead Property was previously owner occupied. The Managing Member intends to list the property for rent at a rate of $3,000 per month, or $36,000 per year, which is consistent with other single-family homes in the same area of Mesquite, Texas.

The Managing Member anticipates that this property’s Operating Expenses, which include real estate taxes, property insurance and repairs and maintenance costs, will be in the range of $500 per month. This estimate is based on the Managing Members due diligence calculations and does not include the $25,000 that the company anticipates will be needed for final renovations and will be deemed a capital expenditure. For information relating to our capital expenditure expectations, see “Property Components & Capital Expenditures” above.

We intend to hold the Homestead Property for 10 years during which time, we will operate the Homestead Property as a rental property. During this period, we intend to distribute any Free Cash Flow (as defined in the Operating Agreement) to Series #JTDXY interest holders. The determination as to when the Homestead Property should be sold or otherwise disposed of will be made after consideration of relevant factors, including prevailing and projected economic conditions, whether the value of the property is anticipated to appreciate or decline substantially, and how any existing lease may impact the sales price we may realize. The Managing Member may determine that it is in the best interests of shareholders to sell the Homestead Property earlier than 10 years or to hold the property for more than 10 years.

Market Overview and Outlook: Mesquite, TX

According to various third parties, including: (i) Redfin reports, (ii) Zillow’s reports, (iii) the realtor.com®’s report on Mesquite, Dallas County, TX Real Estate Market, (iv) Rocket Homes’ August 2022 Mesquite Housing Market Report, and (v) Zumper’s Average Rent in Mesquite, TX and Cost Information, the housing market in Mesquite, Texas has demonstrated a strong increase over the past decade and a continuous growth this year. Favorable factors in the Mesquite, Texas housing market that the company reviewed and evaluated included the following:

●	The median single-family home sale price in Mesquite has witnessed a total appreciation of 92.31% in the last 5 years between July 2017 and July 2022.

●	In July 2022, the median home sale price in Mesquite was up 18.2% compared to last year, listing for a median price of $285,600, and selling for a median price of $289,550.

●	Since July 2021, Mesquite has remained a seller’s market, which means that there are more people looking to buy than there are homes available. In July 2022, 53.40% homes were sold over listing price.

●	According to the U.S. Census, as a suburban city located east of the city of Dallas, Texas, Mesquite has a population of 150,108 in April 2020, increasing by approximately 7.35% in the past 10 years between April 2010 and April 2020.

●	According to the U.S. Bureau of Labor Statistics, Dallas-Fort Worth-Arlington area (including Mesquite)’s total nonfarm employment jumped 7.2% between July 2021 and July 2022. According to the City of Mesquite, Mesquite has a labor force of 75,920 people, with an unemployment rate of 4.7%.

●	In August 2022, there were 456 homes listed for sale in Mesquite, which was increased by 3.4% compared to the number of listings in July 2022.

●	On average, homes in Mesquite sell after 16 days on the market compared to 15 days last year. There were 146 homes sold in July 2022, up from 141 last year.

●	In August 2022, the average rent for a 2-bedroom apartment in Mesquite was $1,511, a 32.20% increase compared to August 2021.

●	In August 2022, the average rent for a 3-bedroom apartment in Mesquite was $1,998, a 4.99% increase compared to August 2021.

●	In August 2022, the average rent for a 4-bedroom apartment in Mesquite was $2,217, a 1.51% decrease compared to August 2021.

Property Overview – Series #FTWDS

Timeline

●	On August 15, 2022, Ark7 Properties established the following: (i) Series #FTWDS and (ii) FTWDS Georgia for the purpose of acquiring the property located at 1527 Iris Walk, Jonesboro, GA 30238 (the “1527 Iris Property”) from a third-party seller.

●	Ark7, the company’s Managing Member and FTWDS Georgia entered into an inter-company loan agreement on September 1, 2022, pursuant to which Ark7 loaned FTWDS Georgia $228,015 for the purpose of purchasing the 1527 Iris Property. Ark7 did not finance any of the funds it loaned to FTWDS Georgia.

●	Ark7 acquired the 1527 Iris Property on September 22, 2022, from a third-party seller. On September 22, 2022 Ark7 assigned the 1527 Iris Property to FTWDS Georgia.

●	Series #FTWDS intends to list the 1527 Iris Property for rental during Q4 2022.

The above information is preliminary and should not be considered indicative of future performance.

Property Summary

Address of Property	1527 Iris Walk, Jonesboro, GA 30238
Type of Property	Townhouse
Property History	The Townhouse located at 1527 Iris Walk, Jonesboro, GA 30238, was previously owner occupied.
Square Foot	1,683
Acreage	N/A
Number of Units	N/A
Configuration	3 bedrooms and 2.5 bathrooms
Capital improvements intended to be made by Ark7	Capital improvements may include new appliances and cosmetic improvements as well as various punch list items throughout the property.
Total amount intended to be spent on capital improvements by Ark7	$5,000
Total spent by Ark7 on furnishings and other expenses to prepare the property for booking	$0.00
Debt on property	$228,015 due and payable to Ark7.
Property Listing	The property is managed as a single-family home rental and is listed on the following rental sites:
● Zillow
● Apartments.com
Sale of Property	In the event the company decides to sell the property, approval from the Series #FTWDS holders will not be sought.

Property History

The Townhome located at 1527 Iris Walk, Jonesboro, GA 30238, was previously owner occupied. The 1527 Iris Property was built in 2019. The 1527 Iris Property expects to incur approximately $5,000 of costs related to certain improvement projects to the property.

Prior to the acquisition of the 1527 Iris Property, the property was owner occupied and was not operated as a rental income property.

Acquisition of the 1527 Iris Property

Ark7 acquired the property from a third-party seller on September 22, 2022, for $220,000. Ark7 assigned the property to FTWDS Georgia on September 22, 2022. Ark7 Property Plus Series #FTWDS is the sole member of FTWDS Georgia.

The acquisition of the 1527 Iris Property was funded via a cash payment in the amount of $220,000. The 1527 Iris Property is being held by FTWDS Georgia. See the “Use of Proceeds” section below for additional information regarding anticipated expenses and uses of offering proceeds.

Property Components & Capital Expenditures

The 1527 Iris Property was inspected by a licensed professional, and the inspection report indicated that the major property components are inacceptable, functional condition, with no obvious signs of defect.

With the current expected level and quality of the property components we will not recognize any deferred maintenance items and we expect that the major property components will remain in working order during the anticipated hold period for this property. In our operating estimates, we forecast a potential cost of maintenance and capital expenses as a percentage of rental income. In the case of unforeseen maintenance expenses, we could make use of our cash reserves, if necessary.

We anticipate that the final renovation cost, a capital expenditure, for this property will total approximately $5,000. These renovations may include new appliances and cosmetic improvements as well as various punch list items throughout the property. This renovation expense is listed in the use of proceeds for Series #FTWDS.

Property Manager

The Managing Member appointed the Asset Manager to manage the 1527 Iris Property. Ark7 has entered into an Asset Management Agreement with the Asset Manager. Pursuant to the terms of the Asset Management Agreement, the Series will pay the Asset Manager an annual fee (in respect of each fiscal year, 15% of any Free Cash Flows available for distribution pursuant to Article VII of the Operating Agreement) for managing the 1527 Iris Property.

Property Operations and Hold Period

The 1527 Iris Property was previously owner occupied and had no prior rental history. The Managing Member intends to list the property for rent at a rate of $1,400 per month, or $16,800 per year, which is consistent with other single-family homes in the same area of Jonesboro, GA.

The Managing Member anticipates that this property’s Operating Expenses, which include real estate taxes, property insurance and repairs and maintenance costs, will be in the range of $500 per month. This estimate is based on the Managing Members due diligence calculations and does not include the $5,000 that the company anticipates will be needed for final renovations, and will be deemed a capital expenditure. For information relating to our capital expenditure expectations, see “Property Components & Capital Expenditures” above.

We intend to hold the 1527 Iris Property for 10 years during which time, we will operate the 1527 Iris Property as a rental property. During this period, we intend to distribute any Free Cash Flow (as defined in the Operating Agreement) to Series #FTWDS interest holders. The determination as to when the 1527 Iris Property should be sold or otherwise disposed of will be made after consideration of relevant factors, including prevailing and projected economic conditions, whether the value of the property is anticipated to appreciate or decline substantially, and how any existing lease may impact the sales price we may realize. The Managing Member may determine that it is in the best interests of shareholders to sell the 1527 Iris Property earlier than 10 years or to hold the property for more than 10 years.

Property Overview – Series #P7FJ5

Timeline

●	On August 15, 2022, Ark7 Properties established the following: (i) Series #P7FJ5 and (ii) P7FJ5 Georgia for the purpose of acquiring the property located at 1541 Iris Walk, Jonesboro, GA 30238 (the “1541 Iris Property”) from a third-party seller.

●	Ark7, the company’s Managing Member and P7FJ5 Georgia entered into an inter-company loan agreement on September 1, 2022, pursuant to which Ark7 loaned P7FJ5 Georgia $227,985 for the purpose of purchasing the 1541 Iris Property. Ark7 did not finance any of the funds it loaned to P7FJ5 Georgia.

●	Ark7 acquired the 1541 Iris Property on September 22, 2022, from a third-party seller. On September 22, 2022 Ark7 assigned the 1541 Iris Property to P7FJ5 Georgia.

●	Series #P7FJ5 intends to list the 1541 Iris Property for rental during Q4 2022.

The above information is preliminary and should not be considered indicative of future performance.

Property Summary

Address of Property	1541 Iris Walk, Jonesboro, GA 30238
Type of Property	Townhouse
Property History	The Townhouse located at 1541 Iris Walk, Jonesboro, GA 30238, was previously owner occupied.
Square Foot	1,454
Acreage	180 Square Feet
Number of Units	N/A
Configuration	3 bedrooms and 2.5 bathrooms
Capital improvements intended to be made by Ark7	Capital improvements may include new appliances and cosmetic improvements as well as various punch list items throughout the property.
Total amount intended to be spent on capital improvements by Ark7	$5,000
Total spent by Ark7 on furnishings and other expenses to prepare the property for booking	$0.00
Debt on property	$227,985 due and payable to Ark7.
Property Listing	The property is managed as a single-family home rental and is listed on the following rental sites:
● Zillow
● Apartments.com
Sale of Property	In the event the company decides to sell the property, approval from the Series #P7FJ5 holders will not be sought.

Property History

The Townhome located at 1541 Iris Walk, Jonesboro, GA 30238, was previously owner occupied. The 1541 Iris Property was built in 2019. The 1541 Iris Property expects to incur approximately $5,000 of costs related to certain improvement projects to the property.

Prior to the acquisition of the 1541 Iris Property, the property was owner occupied and was not operated as a rental income property.

Acquisition of the 1541 Iris Property

Ark7 acquired the property from a third-party seller on September 22, 2022, for $220,000. Ark7 assigned the property to P7FJ5 Georgia on September 22, 2022. Ark7 Property Plus Series #P7FJ5 is the sole member of P7FJ5 Georgia.

The acquisition of the 1541 Iris Property was funded via a cash payment in the amount of $220,000. The 1541 Iris Property is being held by P7FJ5 Georgia. See the “Use of Proceeds” section below for additional information regarding anticipated expenses and uses of offering proceeds.

Property Components & Capital Expenditures

The 1541 Iris Property was inspected by a licensed professional, and the inspection report indicated that the major property components are inacceptable, functional condition, with no obvious signs of defect.

With the current expected level and quality of the property components we will not recognize any deferred maintenance items and we expect that the major property components will remain in working order during the anticipated hold period for this property. In our operating estimates, we forecast a potential cost of maintenance and capital expenses as a percentage of rental income. In the case of unforeseen maintenance expenses, we could make use of our cash reserves, if necessary.

We anticipate that the final renovation cost, a capital expenditure, for this property will total approximately $5,000. These renovations may include new appliances and cosmetic improvements as well as various punch list items throughout the property. This renovation expense is listed in the use of proceeds for Series #P7FJ5.

Property Manager

The Managing Member appointed the Asset Manager to manage the 1541 Iris Property. Ark7 has entered into an Asset Management Agreement with the Asset Manager. Pursuant to the terms of the Asset Management Agreement, the Series will pay the Asset Manager an annual fee (in respect of each fiscal year, 15% of any Free Cash Flows available for distribution pursuant to Article VII of the Operating Agreement) for managing the 1541 Iris Property.

Property Operations and Hold Period

The 1541 Iris Property was previously owner occupied and had no prior rental history. The Managing Member intends to list the property for rent at a rate of $1,550 per month, or $18,600 per year, which is consistent with other single-family homes in the same area of Jonesboro, GA.

The Managing Member anticipates that this property’s Operating Expenses, which include real estate taxes, property insurance and repairs and maintenance costs, will be in the range of $500 per month. This estimate is based on the Managing Members due diligence calculations and does not include the $5,000 that the company anticipates will be needed for final renovations and will be deemed a capital expenditure. For information relating to our capital expenditure expectations, see “Property Components & Capital Expenditures” above.

We intend to hold the 1541 Iris Property for 10 years during which time, we will operate the 1541 Iris Property as a rental property. During this period, we intend to distribute any Free Cash Flow (as defined in the Operating Agreement) to Series #P7FJ5 interest holders. The determination as to when the 1541 Iris Property should be sold or otherwise disposed of will be made after consideration of relevant factors, including prevailing and projected economic conditions, whether the value of the property is anticipated to appreciate or decline substantially, and how any existing lease may impact the sales price we may realize. The Managing Member may determine that it is in the best interests of shareholders to sell the 1541 Iris Property earlier than 10 years or to hold the property for more than 10 years.

Market Overview and Outlook: Jonesboro, Georgia

According to various third parties, including: (i) Redfin reports, (ii) Zillow’s reports, (iii) the realtor.com®’s report on Jonesboro, GA Real Estate Market, (iv) Rocket Homes’ October 2022 Housing Market Report, and (v) Zumper’s Average Rent in Jonesboro, GA and Cost Information, the housing market in Jonesboro, GA has demonstrated a strong increase over the past decade and a continuous growth this year. Favorable factors in Jonesboro, GA housing market that the company reviewed and evaluated included the following:

●	In October 2022, the median home sale price in Jonesboro was up 13.3% compared to last year, selling for a median price of approximately $173,000. Home appreciation in the last 10 years has been 18.3%.

●	Since October 2021, Jonesboro has remained a seller’s market, which means that there are more people looking to buy than there are homes available. In October 2022, 50% of homes were sold over the listing price.

●	According to the latest U.S. Census, Jonesboro had a population of 4,137.

●	According to the U.S. Bureau of Labor Statistics, Atlanta’s total nonfarm employment jumped 5% between October 2021 and October 2022. According to the City of Jonesboro, as of September 2022, Atlanta has a labor force of 3,205 people, with an unemployment rate of 2.5%.

●	In October 2022, there were 18 homes listed for sale in Jonesboro, which increased by 80% compared to the number of listings in September 2022.

●	In October 2022, on average, homes in Jonesboro sell after 6 days on the market compared to 10 days last year.

●	In October 2022, the average rent for a 3-bedroom apartment in Jonesboro was $1,718, a 1.34% increase compared to October 2021.

Property Overview - Series #WRA7O

Timeline

●	On August 10, 2022, Ark7 Properties established Series #WRA7O for the purpose of acquiring the property located at 4263 Cadence Loop, LAND O LAKES, FL 34638 (the “Cadence Property”) from a third-party seller.

●	Ark7, the company’s Managing Member and Series #WRA7O entered into an inter-company loan agreement on October 1, 2022, pursuant to which Ark7 loaned Series #WRA7O $542,610 for the purpose of purchasing the Cadence Property. Ark7 did not finance any of the funds it loaned to Series #WRA7O.

●	Series #WRA7O acquired the Cadence Property on October 11, 2022, from a third-party seller.

●	Series #WRA7O intends to list the Cadence Property for rental during Q4 2022.

The above information is preliminary and should not be considered indicative of future performance.

Property Summary

Address of Property	4263 Cadence Loop, Land O Lakes, FL 34638
Type of Property	Single Family Home
Property History	The Single-Family Home located at 4263 Cadence Loop, Land O Lakes, FL 34638 was not previously owner occupied.
Square Foot	2,775 square feet
Acreage	6,069 square feet
Number of Units	N/A
Configuration	4 bedrooms and 2.5 bathrooms.
Capital improvements intended to be made by Ark7	Capital improvements may include new appliances and cosmetic improvements as well as various punch list items throughout the property.
Total amount intended to be spent on capital improvements by Ark7	$20,000
Total spent by Ark7 on furnishings and other expenses to prepare the property for booking	$0.00
Debt on property	$542,610 due and payable to Ark7.
Property Listing	The property is managed as a single-family home rental and is listed on the following rental sites:
● Zillow
● Apartments.com
Sale of Property	In the event the company decides to sell the property, approval from the Series #WRA7O holders will not be sought.

Property History

The Single-Family Home located at 4263 Cadence Loop, Land O Lakes, FL 34638, was previously owner occupied. The Cadence Property was built in 2020. The Cadence Property expects to incur approximately $20,000 of costs related to certain improvement projects to the property.

Prior to the acquisition of the Cadence Property, the property was a single-family home.

Acquisition of the Cadence Property

Series #WRA7O completed the acquisition of the Cadence Property on October 11, 2022. The acquisition of the Cadence Property was funded via a cash payment in the amount of 542,610. The Cadence Property is being held by Series #WRA7O. See the “Use of Proceeds” section below for additional information regarding anticipated expenses and uses of offering proceeds.

Property Components & Capital Expenditures

The Cadence Property was inspected by a licensed professional, and the inspection report indicated that the major property components are inacceptable, functional condition, with no obvious signs of defect.

With the current expected level and quality of the property components we will not recognize any deferred maintenance items and we expect that the major property components will remain in working order during the anticipated hold period for this property. In our operating estimates, we forecast a potential cost of maintenance and capital expenses as a percentage of rental income. In the case of unforeseen maintenance expenses, we could make use of our cash reserves, if necessary.

We anticipate that the final renovation cost, a capital expenditure, for this property will total approximately $20,000. These renovations may include new appliances and cosmetic improvements as well as various punch list items throughout the property. This renovation expense is listed in the use of proceeds for Series #WRA7O.

Property Manager

The Managing Member appointed the Asset Manager to manage the Cadence Property. Ark7 has entered into an Asset Management Agreement with the Asset Manager. Pursuant to the terms of the Asset Management Agreement, the Series will pay the Asset Manager an annual fee (in respect of each fiscal year, 15% of any Free Cash Flows available for distribution pursuant to Article VII of the Operating Agreement) for managing the Cadence Property.

Property Operations and Hold Period

The Cadence Property was previously owner occupied. The Managing Member intends to list the property for rent at a rate of $3,400 per month, or $40,800 per year, which is consistent with other single-family homes in the same area of Mesquite, Texas.

The Managing Member anticipates that this property’s Operating Expenses, which include real estate taxes, property insurance and repairs and maintenance costs, will be in the range of $500 per month. This estimate is based on the Managing Members due diligence calculations and does not include the $20,000 that the company anticipates will be needed for final renovations and will be deemed a capital expenditure. For information relating to our capital expenditure expectations, see “Property Components & Capital Expenditures” above.

We intend to hold the Cadence Property for 10 years during which time, we will operate the Cadence Property as a rental property. During this period, we intend to distribute any Free Cash Flow (as defined in the Operating Agreement) to Series #WRA7O interest holders. The determination as to when the Cadence Property should be sold or otherwise disposed of will be made after consideration of relevant factors, including prevailing and projected economic conditions, whether the value of the property is anticipated to appreciate or decline substantially, and how any existing lease may impact the sales price we may realize. The Managing Member may determine that it is in the best interests of shareholders to sell the Cadence Property earlier than 10 years or to hold the property for more than 10 years.

Market Overview and Outlook: Land O lakes, Florida

According to various third parties, including: (i) Redfin reports, (ii) Zillow’s reports, (iii) the realtor.com®’s report on Land O Lakes, FL Real Estate Market, (iv) Rocket Homes’ October 2022 Housing Market Report, and (v) Zumper’s Average Rent in Land O Lakes, FL and Cost Information, the housing market in Land O Lakes, FL has demonstrated a strong increase over the past decade and a continuous growth this year. Favorable factors in Land O Lakes, FL housing market that the company reviewed and evaluated included the following:

●	In October 2022, the median home sale price in Land O Lakes was up 14.6% compared to last year, selling for a median price of approximately $417,500.

●	Since October 2021, Land O Lakes has remained a seller’s market, which means that there are more people looking to buy than there are homes available. In October 2022, 59.3% of homes were sold over the listing price.

●	According to the 2020 U.S. Census, Land O Lakes had a population of 35,929.

●	According to the U.S. Bureau of Labor Statistics, Tampa-St. Petersburg-Clearwater, FL’s total nonfarm employment jumped 4.85% between October 2021 and October 2022. As of September 2022, Tampa-St. Petersburg-Clearwater has a labor force of 1,669 people, with an unemployment rate of 2.5%.

●	In October 2022, there were 81 homes listed for sale in Land O Lakes, which increased by 2.5% compared to the number of listings in September 2022.

●	In October 2022, on average, homes in Land O Lakes sell after 20 days on the market compared to 8 days last year.

●	In October 2022, the average rent for a 3-bedroom apartment in Land O Lakes was approximately $2,500, a 3.08% increase compared to October 2021.

The Ark7 Platform

Ark7 Inc., the Managing Member, owns and operates a web-based and app-based investment platform. Through the use of such platform, investors can browse and screen the investments offered by each of the series in this Regulation A Offering and sign legal documents to purchase Series Interests electronically.

In addition, on the web-based and app-based investment platform, Ark7 Properties LLC, an affiliate of the company also managed by Ark7 Inc., has Regulation D offerings open and available for certain investors.

The platform provides the following information for each Series offered in this Regulation A Offering:

●	address of property,

●	type of property,

●	property history,

●	square footage of property,

●	acreage,

●	number of units (if applicable),

●	configuration,

●	capital improvements made or intended to be made,

●	total amount to be spent on capital improvements,

●	total amount spent on furnishings and other expenses to prepare the property for booking,

●	debt on the property,

●	property listing information,

●	local market information from sources that the company believes to be reliable third-party providers of local market information,

●	minimum and maximum holding periods and

●	sale information relating to the property, when applicable.

Asset Management Agreement with Ark7 Inc.

Ark7 will serve as the Asset Manager responsible for managing each Series’ Underlying Asset (the “Asset Manager”) as described in each asset management agreement that is entered into between Ark7 Inc. and the applicable Series.

●	Ark7 and Ark7 Properties Plus LLC – Series #WGI3Z entered into such agreement on April 15, 2022 (the “Asset Management Agreement - Series #WGI3Z”). This Asset Management Agreement is filed as Exhibit 6.10 of this report.

●	Ark7 and Ark7 Properties Plus LLC – Series #OXYT6 entered into such agreement on July 1, 2022 (the “Asset Management Agreement - Series #OXYT6”). This Asset Management Agreement is filed as Exhibit 6.11 of this report.

●	Ark7 and Ark7 Properties Plus LLC – Series #ZIE3T entered into such agreement on August 1, 2022 (the “Asset Management Agreement - Series #ZIE3T”). This Asset Management Agreement is filed as Exhibit 6.12 of this report.

●	Ark7 and Ark7 Properties Plus LLC – Series #JTDXY entered into such agreement on August 1, 2022 (the “Asset Management Agreement - Series #JTDXY”). This Asset Management Agreement is filed as Exhibit 6.13 of this report.

●	Ark7 and FTWDS Georgia entered into such agreement on September 10, 2022 (the “Asset Management Agreement – FTWDS Georgia”). This Asset Management Agreement is filed as Exhibit 6.14 of this report.

●	Ark7 and P7FJ5 Georgia entered into such agreement on September 10, 2022 (the “Asset Management Agreement – P7FJ5 Georgia”). This Asset Management Agreement is filed as Exhibit 6.15 of this report.

●	Ark7 and Ark7 Properties Plus LLC – Series #WRA7O entered into such agreement on October 1, 2022 (the “Asset Management Agreement – Series #WRA7O”). This Asset Management Agreement is filed as Exhibit 6.16 of this report.

The Asset Manager serves a distinct role from that of the Managing Member. In particular:

Authority: The Asset Manager shall have sole authority and complete discretion over the care, custody, maintenance, and management of the applicable Underlying Asset for each Series Interest and may take any action that it deems necessary or desirable in connection with each Underlying Asset.

Delegation: The Asset Manager may delegate all or any of its duties. The Asset Manager shall not have the authority to sell, transfer, encumber or convey any Underlying Asset. The authority to sell, encumber or convey any Underlying Asset is the responsibility of the Managing Member. At this time, the Managing Member and the Asset Manager are the same entity, Ark7 Inc. In the future, we may determine it is in the best interest of the company for a third party to be designated as the Asset Manager.

Performance of Underlying Assets: The Asset Manager gives no warranty as to the performance or profitability of the Underlying Assets or as to the performance of any third party engaged by the Asset Manager hereunder.

Assignment: None of the Asset Management Agreements may be assigned by either party without the consent of the other party.

Compensation and Expenses

●

An annual asset management fee (the “Asset Management Fee”) to the Asset Manager in respect of each fiscal year, up to 15% of any Free Cash Flows available for distribution pursuant to Article VII of the Operating Agreement for each Series Asset. The company notes that with regards to Series #WGI3Z, Series #OXYT6, Series #ZIE3T, Series #JTDXY, FTWDS Georgia, P7FJ5 Georgia, and Series #WRA7O, the Asset Management Fee is 15%.

●	Any such amount will be paid at the same time as, and only if, a distribution is made from the applicable Series to its Members.

●

Each Series Interest will bear all expenses of the applicable Underlying Asset and shall reimburse the Asset Manager for any such expenses paid by the Asset Manager on behalf of the applicable Series Interest together with a reasonable rate of interest.

Duration and Termination: Each Asset Management Agreement shall expire one year after the date on which the applicable Underlying Asset has been liquidated and the obligations connected

Ark7 will serve as the Asset Manager responsible for managing each Series’ Underlying Asset (the “Asset Manager”).

Competition

As a stock-like real estate investing platform the company believes that its competitors include traditional real estate investment companies such as REITs, and crowdfunding platforms.

Plan of Operations

Over the course of the next twelve months, the company intends to focus on properties located in the United States. The company intends to acquire up to single family homes in real estate markets it deems to advantageous, with title to be held by separate series of the company. The number of properties to be acquired will depend upon availability of such properties and the company’s assessment of potential investor interest in additional offerings of its series interests.

The company chooses properties based on large-scale historical and marketing data and a variety of real-estate experiences from our team’s real-estate experts. Some factors we look to include:

●	Above local average market cap rate for single family homes.

●	Location: a zone where we believe there is room for appreciation.

●	Well-maintained structures to avoid future risks.

Employees

Ark7 Properties currently has 0 full-time employees and 0 part-time employees.

Ark7, as the Managing Member of the company and the Managing Member and Asset Manager of each of the Series Interests, currently has 10 full-time employees and 6 part-time employees. The employees work at the company’s San Francisco headquarters location as well as remotely.

Intellectual Property

Currently, the company does not own any intellectual property.

Regulation

The company believes it is in compliance with all necessary federal, state, and local regulations involved in the production, sale, and distribution of its product.

Litigation

The company is not a party to any current litigation.

Property

On April 15, 2022, Ark7 Properties Plus LLC – Series #WGI3Z purchased an investment property located at 11679 W Madero Dr, Arizona City, AZ 85123 for $299,120. The property is a single-family residential property.

On July 19, 2022, Ark7 Properties Plus LLC – Series #OXYT6 purchased an investment property located at 2105 Silver Leaf Dr, Mesquite, TX 75181 for $360,000. The property is a single-family residential property.

On August 23, 2022, Ark7 Properties Plus LLC – Series #ZIE3T purchased an investment property located at 2507 Decoy Dr, Mesquite, TX 75181 for $342,000. The property is a single-family residential property.

On August 26, 2022, Ark7 Properties Plus LLC – Series #JTDXY purchased an investment property located at 2300 Homestead Dr, Mesquite, TX 75181for $338,000. The property is a single-family residential property.

On September 22, 2022, FTWDS Georgia purchased an investment property located at 1527 Iris Walk, Jonesboro, GA 30238 for $220,000. The property is a town home.

On September 22, 2022, P7FJ5 Georgia purchased an investment property located at 1541 Iris Walk, Jonesboro, GA 30238 for $220,000. The property is a town home.

On October 11, 2022, Series #WRA7O purchased an investment property located at 4263 Cadence Loop, Land O Lakes FL 34638 for $530,000. The property is a single-family residential property.

As of the date of this report, Ark7 Inc., the company’s Asset Manager and Managing Member, does not own any additional properties and does not intend to acquire additional properties for the acquisition of company or any future series of the company.

ITEM 2. MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Overview

Ark7 Property Plus LLC was formed on March 17, 2022 (“Inception”) in the State of Delaware. Ark7 Properties is an investment vehicle which intends to enable investors to own fractional ownership of a specific real estate property. This lowers the cost-of-entry and minimizes the time commitment for real estate investing. An investment in the company entitles the investor to the potential economic benefits normally associated with direct property ownership, while requiring no investor involvement in asset or property management.

Ark7 is the company’s Managing Member. As the company’s Managing Member, it will manage the company’s day-to-day operations. Ark7 is also the Managing Member of each Series and the Asset Manager of each Series and will manage each property that a Series acquires.

Emerging Growth Company

Upon the completion of our initial offering, we may elect to become a public reporting company under the Exchange Act. We will qualify as an “emerging growth company” under the JOBS Act. As a result, we will be permitted to, and intend to, rely on exemptions from certain disclosure requirements. For so long as we are an emerging growth company, we will not be required to:

●	have an auditor report on our internal controls over financial reporting pursuant to Section 404(b) of the Sarbanes-Oxley Act;

●	comply with any requirement that may be adopted by the Public Company Accounting Oversight Board regarding mandatory audit firm rotation or a supplement to the auditor’s report providing additional information about the audit and the financial statements (i.e., an auditor discussion and analysis);

●	submit certain executive compensation matters to shareholder advisory votes, such as “say-on-pay” and “say-on-frequency;” and

●	disclose certain executive compensation related items such as the correlation between executive compensation and performance and comparisons of the CEO’s compensation to median employee compensation.

In addition, Section 107 of the JOBS Act also provides that an emerging growth company can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards. In other words, an emerging growth company can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We have elected to take advantage of the benefits of this extended transition period. Our financial statements may therefore not be comparable to those of companies that comply with such new or revised accounting standards.

We will remain an “emerging growth company” for up to five years, or until the earliest of (i) the last day of the first fiscal year in which our total annual gross revenues exceed $1.07 billion, (ii) the date that we become a “large accelerated filer” as defined in Rule 12b-2 under the Exchange Act, which would occur if the market value of our interests that is held by non-affiliates exceeds $700 million as of the last business day of our most recently completed second fiscal quarter or (iii) the date on which we have issued more than $1.07 billion in non-convertible debt during the preceding three year period.

Operating Results –Fiscal Year Ended December 31, 2022 and from Inception

Revenues are generated at the series level. From Inception through December 31, 2022, the Series aggregated together generated $63,106 in revenues. These revenues were generated by rental income across each Series as set out below from acquisition to December 31, 2022:

Series	Gross Rental Income
#WGI3Z	$10,632
#0XYT6	$16,632
#ZIE3T	$11,660
#JTDXY	$9,900
#FTWDS	$5,120
#P7FJ5	$4,636
#WRA7O	$3,300

Over this same period, each series incurred expenses from operations of the series, as well as professional expenses related to undertaking the Series offering. Expenses from operations of the properties, such as utilities, repairs and maintenance, insurance, and property tax amounted to:

Series	Expenses Relating to Operating of the Property
#WGI3Z	$2,767
#0XYT6	$4,175
#ZIE3T	$1,945
#JTDXY	$2,216
#FTWDS	$1,653
#P7FJ5	$1,349
#WRA7O	$3,364

When including all expenses, such as legal and professional fees, general and administrative expenses, depreciation, and interest expense to Ark7, against revenues during this period, resulted in net income of the following:

Series	Net Income (Loss)
#WGI3Z	$(43,378)
#0XYT6	$(13,488)
#ZIE3T	$(6,562)
#JTDXY	$(12,839)
#FTWDS	$(6,624)
#P7FJ5	$(6,984)
#WRA7O	$(17,233)

Liquidity and Capital Resources

Each Series has allocated funds to establish property management reserves. These funds are designed to mitigate future financial uncertainties associated with property-related expenses, including maintenance, repairs, enhancements, or unanticipated costs. The aim is to maintain the properties in satisfactory condition, prevent financial strain, and preclude the necessity for immediate supplementary contributions from investors or owners due to substantial, unexpected expenses. As of December 31, 2022, the balance of the property management reserve by Series was:

Series	Cash and Property Management Reserve
#WGI3Z	$40,132
#0XYT6	$3,282
#ZIE3T	$2,180
#JTDXY	$2,601
#FTWDS	$3,090
#P7FJ5	$3,895
#WRA7O	$1,315

An additional $37,887 of cash is held by Ark7 Properties Plus that is not assigned to a specific series.

Mortgage Payables

Series #FTWDS

On September 1, 2022, the APPL - Series FTWDS executed a Loan Agreement Secured by the Deed of Trust. According to the Loan Agreement, the APPL - Series FTWDS borrowed $228,015 at 9% interest with a maturity of August 31, 2023. The outstanding balance of the Loan Payable - Down Payment Loan as of December 31, 2022 was $178,015 and is included in debt, current on the accompanying balance sheet. The interest expense incurred in 2022 was $6,840.

Series #P7FJ5

On September 1, 2022, the APPL - Series P7FJ5 executed a Loan Agreement Secured by the Deed of Trust. According to the Loan Agreement, the APPL - Series P7FJ5 borrowed $227,985 at 9% interest with a maturity of August 31, 2023. The outstanding balance of the Loan Payable - Down Payment Loan as of December 31, 2022 was $225,985 and is included in debt, current on the accompanying balance sheet. The interest expense incurred in 2022 was $6,840.

Series #WRA7O

On October 1, 2022, the APPL - Series WRA7O executed a Loan Agreement Secured by the Deed of Trust. According to the Loan Agreement, the APPL - Series FTWDS borrowed $542,610 at 9% interest with a maturity of September 30, 2023. The outstanding balance of the Loan Payable - Down Payment Loan as of December 31, 2022 was $522,610 and is included in debt, current on the accompanying balance sheet. The interest expense incurred in 2022 was $12,209.

Series #JTDXY

On August 1, 2022, the APPL - Series JTDXY executed a Loan Agreement Secured by the Deed of Trust. According to the Loan Agreement, the APPL - Series JTDXY borrowed $356,203 at 9% interest with a maturity of July 31, 2023. The outstanding balance of the Loan Payable - Down Payment Loan as of December 31, 2022 was$291,203 and is included in debt, current on the accompanying balance sheet. The interest expense incurred in 2022 was $13,358.

Series #ZIE3T

On August 1, 2022, the APPL - Series ZIE3T executed a Loan Agreement Secured by the Deed of Trust. According to the Loan Agreement, the APPL - Series ZIE3T borrowed $360,205 at 9% interest with a maturity of July 31, 2023. The outstanding balance of the Loan Payable - Down Payment Loan as of December 31, 2022 was $$260,205 and is included in debt, current on the accompanying balance sheet. The interest expense incurred in 2022 was $13,508.

Series #0XYT6

On July 1, 2022, the APPL - Series 0XYT6 executed a Loan Agreement Secured by the Deed of Trust. According to the Loan Agreement, the APPL - Series 0XYT6 borrowed $378,478 at 9% interest with a maturity of June 30, 2023. The outstanding balance of the Loan Payable - Down Payment Loan as of December 31, 2022 was$258,478 and is included in debt, current on the accompanying balance sheet. The interest expense incurred in 2022 was $17,032.

Series #WGI3Z

On April 5, 2022, the APPL – Series WGI3Z executed a Loan Agreement Secured by the Deed of Trust. According to the Loan Agreement, the APPL – Series WGI3Z borrowed $299,120 at 9% interest with a maturity of April 4, 2023. The loan was paid off in 2022, and the outstanding balance of the Loan Payable – Down Payment Loan as of December 31, 2022 was $0. The interest expenses incurred in 2022 was $12,697.

Mortgage interest expenses for the period from March 17, 2022 (inception date) to December 31, 2022 was $82,484.

As of December 31, 2022, the total outstanding balance on the mortgage payable was $1,761,989. During 2023 $1,761,989 in mortgage payables will mature.

Trend Information

Our results of operations are affected by a variety of factors, including conditions in the financial markets and the economic and political environments, particularly in the United States. Global economic conditions, including political environments, financial market performance, interest rates, credit spreads or other conditions beyond our control are unpredictable and could negatively affect the value of the series properties, our ability to acquire and manage single family rentals and the success of our current and future offerings. In addition to the aforementioned macroeconomic trends, we believe the following factors will influence our future performance:

-	Recent increases in interest rates may have a negative effect on the demand for our offerings due to the attractiveness of alternative investments.

-	The continuing increase in prices in the United States housing market may result in difficulties in sourcing properties and meeting demand for our offerings.

-	Continued increases in remote work arrangements may lead to greater rental activity in our target markets.

ITEM 3. DIRECTORS, EXECUTIVE OFFICERS AND SIGNIFICANT EMPLOYEES

In accordance with the Operating Agreement and the Series Designation for each Series Ark7 Inc. is the initial member of each Series. Ark7 Inc. is also the Managing Member of Ark7 Properties. Finally, Ark7 is the Managing Member and Asset Manager of each Series.

ARK7 INC.
CEO and Co-Founder Yizhen Zhao	CTO and Co-Founder Yujian Weng		CCO and Co-Founder Ling Yang
ARK7 PROPERTIES PLUS LLC Managing Member: Ark7 Inc.
Ark7 Properties Plus LLC - Series #WGI3Z	Issuer	Managing Member	Asset Manager
	Ark7 Properties Plus LLC - Series #WGI3Z	Ark7 Inc.	Ark7 Inc.
Ark7 Properties Plus LLC - Series #OXYT6	Issuer	Managing Member	Asset Manager
	Ark7 Properties Plus LLC - Series #OXYT6	Ark7 Inc.	Ark7 Inc.
Ark7 Properties Plus LLC - Series #ZIE3T	Issuer	Managing Member	Asset Manager
	Ark7 Properties Plus LLC - Series #ZIE3T	Ark7 Inc.	Ark7 Inc.
Ark7 Properties Plus LLC - Series #JTDXY	Issuer	Managing Member	Asset Manager
	Ark7 Properties Plus LLC - Series #JTDXY	Ark7 Inc.	Ark7 Inc.
Ark7 Properties Plus LLC - Series #FTWDS	Issuer	Managing Member	Asset Manager
	Ark7 Properties Plus LLC - Series #FTWDS	Ark7 Inc.	Ark7 Inc.
Ark7 Properties Plus LLC - Series #P7FJ5	Issuer	Managing Member	Asset Manager
	Ark7 Properties Plus LLC - Series #P7FJ5	Ark7 Inc.	Ark7 Inc.
Ark7 Properties Plus LLC - Series #WRA7O	Issuer	Managing Member	Asset Manager
	Ark7 Properties Plus LLC - Series #WRA7O	Ark7 Inc.	Ark7 Inc.

Ark7 Properties is managed by its Managing Member, Ark7. Ark7 is operated by the following executives and directors all work for the company on a full-time basis.

Name (Board of Directors & Executive Officers)	Position	Age	Term of Office (If indefinite, give date appointed)	Full Time/Part Time
Yizhen Zhao	CEO	35	October 2018 - Present	Full Time
Yujian Weng	CTO	37	December 2020 - Present	Full Time
Ling Yang	CCO	31	December 2020 - Present	Full Time

Yizhen Zhao, CEO and Co-Founder

Yizhen Zhao is currently the co-founder and Chief Executive Officer of Ark7. He has served in this position since October 2018. Prior to that, he worked as Software Engineers/Architecture Leads at Uber from 2017 to 2019, LinkedIn from 2014 to 2017, Twitter from 2013 to 2014, and Google from 2010 to 2013. He studied Computer Science at Shanghai Jiaotong University from 2006 to 2010 and received multiple Champion rewards for participating in international computer programming contests.

Yujian Weng, CTO and Co-Founder

Yujian Weng is currently the co-founder and Chief Technology Officer of Ark7. He has served in this position since December 2020. Prior to that, he was Senior Director, Connected Vehicle Services at NIO from 2016 to 2019. In this position, he was responsible for lead design and development of NIO Connected Car Platform. Previously, he led an ads & content personalization team at Cheetah Mobile from 2015 to 2016, he was a software engineer at Yahoo! from 2010 to 2015.

Ling Yang, CCO and Co-Founder

Ling Yang is currently the co-founder and Chief Compliance Officer of Ark7. She has served in this position since December 2020. Prior to that, she was the senior attorney at King & Wood Mallesons LLP from 2017 to 2021. Ms. Yang has extensive experience representing Asian, US, and multinational investors and companies in their cross-border business activities. Previously, Ms. Yang worked at a well-known Los Angeles law firm and also served as a legal consultant in a listed company in China. Ms. Yang graduated from Indiana University Maurer School of Law.

COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS

From March 17, 2022 (“Inception”) through December 31, 2022, the company did not compensate any director or executive officer for their services to Ark7 Properties. We do not currently have any employees, nor do we currently intend to hire any employees who will be compensated directly by our company.

Our Managing Member and Asset Manager will be compensated as follows:

Asset Management Fee

For services performed, the Series will pay an annual Asset Management Fee to the Asset Manager in respect of each fiscal year, 15% of any Free Cash Flows available for distribution pursuant to Article VII of the Operating Agreement. Any such amount will be paid at the same time as, and only if, a distribution is made from the Series to its Members.

Sourcing Fee

Pursuant to the Operating Agreement the Asset Manager, as consideration for assisting in the sourcing of the Underlying Asset of a Series, to the extent not waived by the Managing Member in its sole discretion, will receive a 3.0% (of the maximum offering amount) Sourcing Fee.

Liquidation Fee

Subject to Section 7.3 and ARTICLE XI and any Interest Designation, any amounts available for distribution following the liquidation of a Series, net of any fees, costs and liabilities (as determined by the Managing Member in its sole discretion), shall be applied and distributed 100% to the Members (pro rata to their Interests and which, for the avoidance of doubt, may include the Managing Member and its Affiliates).

Free Cash Flow

Distributions will be paid out of Free Cash Flow. Free Cash Flow means any available cash for distribution generated from the net income received by a Series, as determined by the Managing Member to be in the nature of income as defined by U.S. GAAP, plus (i) any change in the net working capital (as shown on the balance sheet of such Series) (ii) any amortization to the relevant Series Asset (as shown on the income statement of such Series) and (iii) any depreciation to the relevant Series Asset (as shown on the income statement of such Series) and (iv) any other non-cash Operating Expenses less (a) any capital expenditure related to the Series Asset (as shown on the cash flow statement of such Series) (b) any other liabilities or obligations of the Series, including interest payments on debt obligations, in each case to the extent not already paid or provided for and (c) upon the termination and winding up of a Series or the Company, all costs and expenses incidental to such termination and winding as allocated to the relevant Series in accordance with Section 6.4 of the Operating Agreement.

To the extent there is “Free Cash Flow” for any Series and as described in the Series Designation for such Series, our Managing Member intends to declare and pay distributions as follows:

●	85% by way of distribution to the members of such Series (pro rata to their Series Interests and which, for the avoidance of doubt, may include the Managing Member or its affiliates), and;

●	15% to the Asset Manager in payment of the management fee, except to the extent waived by the Asset Manager, in its sole discretion.

Our Managing Member has sole discretion in determining what distributions of Free Cash Flow, if any, are made to holders of each Series of shares except as otherwise limited by law or the Operating Agreement.

Intercompany Loan

In addition to the above compensation to the Managing Member and Asset Manager (which are both Ark7 at of the date of this report), under the terms of the intercompany loan, the Series will be required to pay interest to Ark7 of at least 3.0% of the loan amount, and potentially up to 9.0%, depending on how much is prepaid.

ITEM 4. SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN SECURITYHOLDERS

The following table displays, on a post Conversion basis, the voting securities beneficially owned by (1) any individual director or officer who beneficially owns more than 10% of any class of the company’s capital stock, (2) all executive officers and directors as a group and (3) any other holder who beneficially owns more than 10% of any class of the company’s capital stock on a post conversion basis.

Title of class	Name and address of beneficial owner	Amount and nature of beneficial ownership	Amount and nature of beneficial ownership acquirable	Percent of class (1)	Percent of voting power
Membership Interest	Ark7 Inc., 535 Mission St., 14th Floor, San Francisco, CA 94105	100% of Membership Interests of Ark7 Properties Plus LLC	n/a	100%	100%

The column “Percent of Class” includes a calculation of the amount the person owns now, plus the amount that person is entitled to acquire. That amount is then shown as a percentage of the outstanding amount of securities in that class if no other people exercised their rights to acquire those securities. The result is a calculation of the maximum amount that person could ever own based on their current and acquirable ownership, which is why the amounts in this column will not add up to 100%.

As of December 31, 2022, Series #WGI3Z had 11,560 Series Interests issued and outstanding and 11,360 Series Interests have been authorized.

As of December 31, 2022, Series #OXYT6 had 6,463 Series Interests issued and outstanding and 23,750 Series Interests have been authorized.

As of December 31, 2022, Series #ZIE3T had 5,066 Series Interests issued and outstanding and 22,750 Series Interests have been authorized.

As of December 31, 2022, Series #JTDXY had 3,987 Series Interests issued and outstanding and 22,500 Series Interests have been authorized.

As of December 31, 2022, Series #FTWDS had 2,789 Series Interests issued and outstanding and 13,250 Series Interests have been authorized.

As of December 31, 2022, Series #P7FJ5 had 404 Series Interests issued and outstanding and 13,250 Series Interests have been authorized.

As of December 31, 2022, Series #WRA7O had 899 Series Interests issued and outstanding and 30,750 Series Interests have been authorized.

Yizhen Zhao is currently the majority owner of Ark7.

ITEM 5. INTEREST OF MANAGEMENT AND OTHERS IN CERTAIN TRANSACTIONS

The company is subject to various conflicts of interest arising out of its relationship with Ark7, the company’s Managing Member, Asset Manager and its affiliates. These conflicts are discussed below.

Ark7 Inc. is both the Asset Manager and the Managing Member

Ark7 Inc. is both the Asset Manager and the Managing Member. The Managing Member has appointed the Asset Manager. On balance, Ark7 Inc. controls all of the decisions related to each Series:

●	Care of the Underlying Asset.

●	Custody of the Underlying Asset.

●	Maintenance of the Underlying Asset.

●	Management of the Underlying Asset.

●	Ability and to take any action that it deems necessary or desirable.

●	The authority to sell of the Underlying Asset.

●	Whether to encumber of the Underlying Asset.

●	Whether to convey the Underlying Asset.

●	Whether the Sourcing Fee (3.0%) will be paid to the Asset Manager, i.e. itself.

●	Determination of the Asset Management Fee.

None of the responsibilities and determinations listed above will be made at arm’s length and all of these decisions may unjustly financially reward Ark7 to the detriment of each Series and the investors. These conflicts may inhibit or interfere with the sound and profitable operation of the company. See “Risk Factors — Ark7 Inc. is both the Asset Manager and the Managing Member.

Intercompany Loan Agreement between Ark7 Inc. and Series #WGI3Z

On April 5, 2022, Series #WGI3Z (the “Borrower”) and Ark7 (the “Lender”) entered into the Intercompany Loan Agreement (the “Loan Agreement”). The Loan Agreement has the following terms:

●	The Lender loaned $299,120 to the Borrower.

●	Borrower promises to repay $299,120 to the Lender, with interest payable on the unpaid principal at the rate of 9.0% per annum, calculated semi-annually not in advance, beginning on April 5, 2022.

●	The Borrower may prepay the Loan but in no event shall the interest rate chargeable hereinabove for any day be less than 3.00 percent per annum.

●	The loan was repaid in full on April 4, 2023.

●

Default: In the event the Borrower defaults in the performance of any obligation under the Loan Agreement, then the Lender may declare the principal amount owing and interest due under the Loan Agreement at that time to be immediately due and payable.

Asset Management Agreement between Ark7 Inc. and Series #WGI3Z

On April 15, 2022, Series #WGI3Z and Ark7 (the “Asset Manager”) entered into an Asset Management Agreement. The Asset Management Agreement has the following terms:

●	the Asset Manager shall have sole authority and complete discretion over the care, custody, maintenance and management of the #WGI3Z Asset and to take any action that it deems necessary or desirable.

●	The Asset Manager shall devote such time to its duties under this Agreement as may be deemed reasonably necessary by the Asset Manager.

●	The Asset Manager may delegate all or any of its duties pursuant to the terms determined by the Asset Manager.

●

Compensation: for services performed, the Series will pay an annual Asset Management Fee to the Asset Manager in respect of each fiscal year, 15% of any Free Cash Flows available for distribution pursuant to Article VII of the Operating Agreement. Any such amount will be paid at the same time as, and only if, a distribution is made from the Series to its Members.

Intercompany Loan Agreement between Ark7 Inc. and Series #0XYT6

On July 1, 2022, Series # 0XYT6 (the “Borrower”) and Ark7 (the “Lender”) entered into the Intercompany Loan Agreement (the “Loan Agreement”). The Loan Agreement has the following terms:

●	The Lender loaned $360,000 to the Borrower.

●	Borrower promises to repay $360,000 to the Lender, with interest payable on the unpaid principal at the rate of 9.0% per annum, calculated semi-annually not in advance, beginning on July 1, 2022.

●	The Borrower may prepay the Loan but in no event shall the interest rate chargeable hereinabove for any day be less than 3.00 percent per annum.

●	The loan will be repaid in full on June 30, 2023.

●

Default: In the event the Borrower defaults in the performance of any obligation under the Loan Agreement, then the Lender may declare the principal amount owing and interest due under the Loan Agreement at that time to be immediately due and payable.

Asset Management Agreement between Ark7 Inc. and Series #0XYT6

On July 1, 2022, Series #0XYT6 and Ark7 (the “Asset Manager”) entered into an Asset Management Agreement. The Asset Management Agreement has the following terms:

●	the Asset Manager shall have sole authority and complete discretion over the care, custody, maintenance and management of the #0XYT6 Asset and to take any action that it deems necessary or desirable.

●	The Asset Manager shall devote such time to its duties under this Agreement as may be deemed reasonably necessary by the Asset Manager.

●	The Asset Manager may delegate all or any of its duties pursuant to the terms determined by the Asset Manager.

●	Compensation: for services performed, the Series will pay an annual Asset Management Fee to the Asset Manager in respect of each fiscal year, 15% of any Free Cash Flows available for distribution pursuant to Article VII of the Operating Agreement. Any such amount will be paid at the same time as, and only if, a distribution is made from the Series to its Members.

Intercompany Loan Agreement between Ark7 Inc. and Series #ZIE3T

On August 1, 2022, Series #ZIE3T (the “Borrower”) and Ark7 (the “Lender”) entered into the Intercompany Loan Agreement (the “Loan Agreement”). The Loan Agreement has the following terms:

●	The Lender loaned $342,000 to the Borrower.

●	Borrower promises to repay $342,000 to the Lender, with interest payable on the unpaid principal at the rate of 9.0% per annum, calculated semi-annually not in advance, beginning on August 1, 2022.

●	The Borrower may prepay the Loan but in no event shall the interest rate chargeable hereinabove for any day be less than 3.00 percent per annum.

●	The loan will be repaid in full on July 31, 2023.

●

Default: In the event the Borrower defaults in the performance of any obligation under the Loan Agreement, then the Lender may declare the principal amount owing and interest due under the Loan Agreement at that time to be immediately due and payable.

Asset Management Agreement between Ark7 Inc. and Series #ZIE3T

On August 1, 2022, Series #ZIE3T and Ark7 (the “Asset Manager”) entered into an Asset Management Agreement. The Asset Management Agreement has the following terms:

●	the Asset Manager shall have sole authority and complete discretion over the care, custody, maintenance and management of the #ZIE3T Asset and to take any action that it deems necessary or desirable.

●	The Asset Manager shall devote such time to its duties under this Agreement as may be deemed reasonably necessary by the Asset Manager.

●	The Asset Manager may delegate all or any of its duties pursuant to the terms determined by the Asset Manager.

●

Compensation: for services performed, the Series will pay an annual Asset Management Fee to the Asset Manager in respect of each fiscal year, 15% of any Free Cash Flows available for distribution pursuant to Article VII of the Operating Agreement. Any such amount will be paid at the same time as, and only if, a distribution is made from the Series to its Members.

Intercompany Loan Agreement between Ark7 Inc. and Series #JTDXY

On August 1, 2022, Series #JTDXY (the “Borrower”) and Ark7 (the “Lender”) entered into the Intercompany Loan Agreement (the “Loan Agreement”). The Loan Agreement has the following terms:

●	The Lender loaned $338,000 to the Borrower.

●	Borrower promises to repay $338,000 to the Lender, with interest payable on the unpaid principal at the rate of 9.0% per annum, calculated semi-annually not in advance, beginning on August 1, 2022.

●	The Borrower may prepay the Loan but in no event shall the interest rate chargeable hereinabove for any day be less than 3.00 percent per annum.

●	The loan will be repaid in full on July 31, 2023.

●

Default: In the event the Borrower defaults in the performance of any obligation under the Loan Agreement, then the Lender may declare the principal amount owing and interest due under the Loan Agreement at that time to be immediately due and payable.

Asset Management Agreement between Ark7 Inc. and Series #JTDXY

On August 1, 2022, Series #JTDXYand Ark7 (the “Asset Manager”) entered into an Asset Management Agreement. The Asset Management Agreement has the following terms:

●	the Asset Manager shall have sole authority and complete discretion over the care, custody, maintenance and management of the #JTDXY Asset and to take any action that it deems necessary or desirable.

●	The Asset Manager shall devote such time to its duties under this Agreement as may be deemed reasonably necessary by the Asset Manager.

●	The Asset Manager may delegate all or any of its duties pursuant to the terms determined by the Asset Manager.

●

Compensation: for services performed, the Series will pay an annual Asset Management Fee to the Asset Manager in respect of each fiscal year, 15% of any Free Cash Flows available for distribution pursuant to Article VII of the Operating Agreement. Any such amount will be paid at the same time as, and only if, a distribution is made from the Series to its Members.

Intercompany Loan Agreement between Ark7 Inc. and FTWDS Georgia

On September 1, 2022, FTWDS Georgia (the “Borrower”) and Ark7 (the “Lender”) entered into the Intercompany Loan Agreement (the “Loan Agreement”). The Loan Agreement has the following terms:

●	The Lender loaned $228,015 to the Borrower.

●	Borrower promises to repay $228,015 to the Lender, with interest payable on the unpaid principal at the rate of 9.0% per annum, calculated semi-annually not in advance, beginning on September 1, 2022.

●	The Borrower may prepay the Loan but in no event shall the interest rate chargeable hereinabove for any day be less than 3.00 percent per annum.

●	The loan will be repaid in full on August 31, 2023.

●

Default: In the event the Borrower defaults in the performance of any obligation under the Loan Agreement, then the Lender may declare the principal amount owing and interest due under the Loan Agreement at that time to be immediately due and payable.

Asset Management Agreement between Ark7 Inc. and FTWDS Georgia

On September 10, 2022, FTWDS Georgia and Ark7 (the “Asset Manager”) entered into an Asset Management Agreement. The Asset Management Agreement has the following terms:

●

the Asset Manager shall have sole authority and complete discretion over the care, custody, maintenance and management of the FTWDS Georgia Asset and to take any action that it deems necessary or desirable.

●	The Asset Manager shall devote such time to its duties under this Agreement as may be deemed reasonably necessary by the Asset Manager.

●	The Asset Manager may delegate all or any of its duties pursuant to the terms determined by the Asset Manager.

●

Compensation: for services performed, the Series will pay an annual Asset Management Fee to the Asset Manager in respect of each fiscal year, 15% of any Free Cash Flows available for distribution pursuant to Article VII of the Operating Agreement. Any such amount will be paid at the same time as, and only if, a distribution is made from the Series to its Members.

Intercompany Loan Agreement between Ark7 Inc. and P7FJ5Georgia

On September 1, 2022, P7FJ5 Georgia (the “Borrower”) and Ark7 (the “Lender”) entered into the Intercompany Loan Agreement (the “Loan Agreement”). The Loan Agreement has the following terms:

●	The Lender loaned $227,985 to the Borrower.

●	Borrower promises to repay $227,985 to the Lender, with interest payable on the unpaid principal at the rate of 9.0% per annum, calculated semi-annually not in advance, beginning on September 1, 2022.

●	The Borrower may prepay the Loan but in no event shall the interest rate chargeable hereinabove for any day be less than 3.00 percent per annum.

●	The loan will be repaid in full on August 31, 2023.

●

Default: In the event the Borrower defaults in the performance of any obligation under the Loan Agreement, then the Lender may declare the principal amount owing and interest due under the Loan Agreement at that time to be immediately due and payable.

Asset Management Agreement between Ark7 Inc. and P7FJ5 Georgia

On September 10, 2022, P7FJ5 Georgia and Ark7 (the “Asset Manager”) entered into an Asset Management Agreement. The Asset Management Agreement has the following terms:

●

the Asset Manager shall have sole authority and complete discretion over the care, custody, maintenance and management of the P7FJ5 Georgia Asset and to take any action that it deems necessary or desirable.

●	The Asset Manager shall devote such time to its duties under this Agreement as may be deemed reasonably necessary by the Asset Manager.

●	The Asset Manager may delegate all or any of its duties pursuant to the terms determined by the Asset Manager.

●

Compensation: for services performed, the Series will pay an annual Asset Management Fee to the Asset Manager in respect of each fiscal year, 15% of any Free Cash Flows available for distribution pursuant to Article VII of the Operating Agreement. Any such amount will be paid at the same time as, and only if, a distribution is made from the Series to its Members.

Intercompany Loan Agreement between Ark7 Inc. and Series #WRA7O

On October 1, 2022, Series #WRA7O (the “Borrower”) and Ark7 (the “Lender”) entered into the Intercompany Loan Agreement (the “Loan Agreement”). The Loan Agreement has the following terms:

●	The Lender loaned $542,610 to the Borrower.

●	Borrower promises to repay $542,610 to the Lender, with interest payable on the unpaid principal at the rate of 9.0% per annum, calculated semi-annually not in advance, beginning on October 1, 2022.

●	The Borrower may prepay the Loan but in no event shall the interest rate chargeable hereinabove for any day be less than 3.00 percent per annum.

●	The loan will be repaid in full on September 31, 2023.

●

Default: In the event the Borrower defaults in the performance of any obligation under the Loan Agreement, then the Lender may declare the principal amount owing and interest due under the Loan Agreement at that time to be immediately due and payable.

Asset Management Agreement between Ark7 Inc. and Series #WRA7O

On October 1, 2022, Series #WRA7O and Ark7 (the “Asset Manager”) entered into an Asset Management Agreement. The Asset Management Agreement has the following terms:

●

the Asset Manager shall have sole authority and complete discretion over the care, custody, maintenance and management of the Series #WRA7O asset and to take any action that it deems necessary or desirable.

●	The Asset Manager shall devote such time to its duties under this Agreement as may be deemed reasonably necessary by the Asset Manager.

●	The Asset Manager may delegate all or any of its duties pursuant to the terms determined by the Asset Manager.

●

Compensation: for services performed, the Series will pay an annual Asset Management Fee to the Asset Manager in respect of each fiscal year, 15% of any Free Cash Flows available for distribution pursuant to Article VII of the Operating Agreement. Any such amount will be paid at the same time as, and only if, a distribution is made from the Series to its Members.

Series Designation: Sourcing Fee paid to the Asset Manager, Ark7

The Asset Manager, as consideration for assisting in the sourcing of the Series #WGI3Z Underlying Asset, to the extent not waived by the Managing Member in its sole discretion, will receive a 3.0% Sourcing Fee.

The Asset Manager, as consideration for assisting in the sourcing of the Series #0XYT6 Underlying Asset, to the extent not waived by the Managing Member in its sole discretion, will receive a 3.0% Sourcing Fee.

The Asset Manager, as consideration for assisting in the sourcing of the Series #ZIE3T Underlying Asset, to the extent not waived by the Managing Member in its sole discretion, will receive a 3.0% Sourcing Fee.

The Asset Manager, as consideration for assisting in the sourcing of the Series # JTDXY Underlying Asset, to the extent not waived by the Managing Member in its sole discretion, will receive a 3.0% Sourcing Fee.

The Asset Manager, as consideration for assisting in the sourcing of the FTWDS Georgia Underlying Asset, to the extent not waived by the Managing Member in its sole discretion, will receive a 3.0% Sourcing Fee.

The Asset Manager, as consideration for assisting in the sourcing of the P7FJ5 Georgia Underlying Asset, to the extent not waived by the Managing Member in its sole discretion, will receive a 3.0% Sourcing Fee.

The Asset Manager, as consideration for assisting in the sourcing of the Series #WRA7O Underlying Asset, to the extent not waived by the Managing Member in its sole discretion, will receive a 3.0% Sourcing Fee.

Affiliates’ Interests in Other Ark7 Entities

General

The officers and directors of Ark7 are also key professionals of Ark7 Properties. These persons have legal obligations with respect to those entities that are similar to their obligations to the company. In addition, in the future, these persons and other affiliates of Ark7 may organize other real estate-related entities.

Allocation of Acquisition Opportunities

From time to time, Ark7 may create new entities that will acquire real estate assets and make offers of securities to accredited investors, foreign investors, and under Regulation D or Regulation A. Ark7 will, in its sole discretion, determine which entity will be responsible for acquiring a specific asset.

Allocation of the Company’s Affiliates’ Time

The company relies on Ark7’s real estate professionals who act on behalf of its company, including Mr. Zhao, for the day-to-day operation of the business. Mr. Zhao is also the Chief Executive Officer of Ark7. As a result of his interests in other Ark7 entities, his obligations to other investors and the fact that he engages in and will continue to engage in other business activities on behalf of himself and others, Mr. Zhao will face conflicts of interest in allocating his time among the company, Ark7, other related entities and other business activities in which he is involved. However, the company believes that Ark7 and its affiliates have sufficient real estate professionals to fully discharge their responsibilities to the Ark7 entities for which they work.

ITEM 6. OTHER INFORMATION

On March 31, 2023, Ark7 Properties LLC - Series #0XYT6 paid off the loan in the amount of $258,478 after the offering was fully subscribed.

Changes in Issuer’s Certifying Accountant

(a) Resignation of Independent Accounting Firm

On April 28, 2023, the Company accepted and approved the resignation of its former independent accounting firm, George Dimov CPA (“Dimov”).

Dimov’s audit reports on the Company’s financial statements for the period from inception to March 31, 2022 did not contain any adverse opinion or disclaimer of opinion, and were not qualified or modified as to any uncertainty, audit scope or accounting principle.

During the period from inception to March 31, 2022 and through the subsequent date of dismissal, there were no disagreements (as defined in Item 304(a)(1)(iv) of Regulation S-K and the related instructions) between the Company and Dimov on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which, if not resolved to Dimov’s satisfaction, would have caused Dimov to make reference to the matter in their report. During the period from inception to March 31, 2022 and through the subsequent date of dismissal there were no reportable events (as defined in Item 304(a)(1)(v) of Regulation S-K).

The company has provided Dimov with a copy of this Current Report information to be included in the company’s Form 1-K and requested that it provide the company with a letter addressed to the Securities and Exchange Commission indicating whether or not Dimov agrees with the disclosures contained herein and, if not, the respects in which it does not agreement. A copy of the Dimov letter, dated April 30, 2023, is filed as Exhibit 9.1 to this Annual Report.

(b) Appointment of Independent Accounting Firm

On April 28, 2023 the company approved and ratified the appointment of Flex-Tax Inc. as the company’s new independent accountant. Neither the company nor anyone acting on its behalf has consulted with Flex-Tax Inc. regarding (i) the application of accounting principles to a specified transaction, either completed or proposed, (ii) the type of audit opinion that might be rendered on the company’s financial statements, and neither a written report nor oral advice was provided to the company that Flex-Tax Inc. concluded was an important factor considered by the Company in reaching a decision as to any accounting, auditing, or financial reporting issue or (ii) any matter that was either the subject of a “disagreement” or “reportable event” (as each term is defined in Item 304(a)(1)(iv) and (v) of Regulation S-K, respectively).

(c) Departure of Certain Officers

As of October 1, 2022, James Holt will no longer serve as Chief Operating Officer of Ark7 Inc.

ITEM 7. FINANCIAL STATEMENTS

Ark7 Properties Plus LLC

Consolidated and consolidating Financial Statements and Report

For the period from March 17, 2022 (inception date)

to December 31, 2022

Independent Auditor’s Report

Andy Zhao

Ark7 Properties Plus LLC and its Series

San Francisco, CA, United States of America

Report on the Audit of the Financial Statements

Opinion

We have audited the consolidated and consolidating financial statements of Ark7 Properties Plus LLC and its Series (the “APPL”), which comprise the balance sheets as of December 31, 2022, and the related statement of income, stockholders’ equity and cashflows for the period from March 17, 2022 (inception date) to December 31, 2022, and the related notes (collectively referred to as the consolidated financial statements).

In our opinion, the accompanying consolidated and consolidating financial statements present fairly, in all material respects, the financial position of the APPL as of December 31, 2022, and the results of its operations and its cash flows for the period then ended in accordance with accounting principles generally accepted in the United States of America.

Basis for Opinion

We conducted our audit in accordance with auditing standards generally accepted in the United States of America (GAAS). Our responsibilities under those standards are further described in the Auditor’s Responsibilities for the Audit of the Financial Statements section of our report. We are required to be independent of the APPL and to meet our other ethical responsibilities, in accordance with the relevant ethical requirements relating to our audit. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Responsibilities of Management for the Financial Statements

Management is responsible for the preparation and fair presentation of the Consolidated and Consolidating financial statements in accordance with accounting principles generally accepted in the United States of America, and for the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of consolidated and consolidating financial statements that are free from material misstatement, whether due to fraud or error.

In preparing the consolidated and consolidating financial statements, management is required to evaluate whether there are conditions or events, considered in the aggregate, that raise substantial doubt about the APPL’s ability to continue as a going concern within one year after the date that the financial statements are available to be issued.

Auditor’s Responsibilities for the Audit of the Financial Statements

Our objectives are to obtain reasonable assurance about whether the consolidated and consolidating financial statements as a whole are free from material misstatement, whether due to fraud or error, and to issue an auditor’s report that includes our opinion. Reasonable assurance is a high level of assurance but is not absolute assurance and therefore is not a guarantee that an audit conducted in accordance with GAAS will always detect a material misstatement when it exists. The risk of not detecting a material misstatement resulting from fraud is higher than for one resulting from error, as fraud may involve collusion, forgery, intentional omissions, misrepresentations, or the override of internal control. Misstatements are considered material if there is a substantial likelihood that, individually or in the aggregate, they would influence the judgment made by a reasonable user based on the consolidated and consolidating financial statements.

In performing an audit in accordance with GAAS, we:

●	Exercise professional judgment and maintain professional skepticism throughout the audit.

●	Identify and assess the risks of material misstatement of the consolidated and consolidating financial statements, whether due to fraud or error, and design and perform audit procedures responsive to those risks. Such procedures include examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated and consolidating financial statements.

●	Obtain an understanding of internal control relevant to the audit in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the APPL’s internal control. Accordingly, no such opinion is expressed.

●	Evaluate the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluate the overall presentation of the consolidated and consolidating financial statements.

●	Conclude whether, in our judgment, there are conditions or events, considered in the aggregate, that raise substantial doubt about the APPL’s ability to continue as a going concern for a reasonable period of time.

We are required to communicate with those charged with governance regarding, among other matters, the planned scope and timing of the audit, significant audit findings, and certain internal control–related matters that we identified during the audit.

Emphasis of Matter - Substantial Doubt about the Entity’s Ability to Continue as a Going Concern

The accompanying financial statements have been prepared assuming that the APPL will continue as a going concern. As discussed in Note 1 to the financial statements, the APPL has suffered recurring losses from operations, has a net capital deficiency, and has stated that substantial doubt exists about the APPL’s ability to continue as a going concern. Management’s evaluation of the events and conditions and management’s plans regarding these matters are also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty. Our opinion is not modified with respect to this matter.

Flex-Tax, Inc.
San Francisco, CA

May 18, 2023

Ark7 Properties Plus LLC and its Series

Consolidated and consolidating Balance Sheet

As of December 31, 2022

		December 31,
Descriptions	Note	2022
Assets
Current Assets
Cash and cash equivalents
Cash		$37,887
Property management reserves	2	56,495
Total Cash and cash equivalents		94,382
Prepaid expenses		19,616
Total Current Assets		113,998

Noncurrent Assets
Property, plant, and equipment
Property, plant, and equipment - Cost	1	2,322,936
Property, plant, and equipment - Accumulated Depreciation	1	(29,075)
Total Property, plant, and equipment		2,293,861
Total Noncurrent Assets		2,293,861
Total Assets		2,407,859

Liabilities and Members’ Equity
Liabilities
Current Liabilities
Accounts payable and accrued liabilities		9,423
Related party notes payable	3, 4	1,761,989
Other liabilities, current		11,350
Total Current Liabilities		1,782,762
Total Liabilities		1,782,762

Members’ Equity
Equity
Members’ Equity		732,234
Retained Earnings (Accumulated Deficit)
Net Income (Loss)		(107,137)
Total Members’ Equity		625,097
Total Liabilities and Members’ Equity		$2,407,859

See accompanying notes to the Consolidated and Consolidating financial statements

Ark7 Properties Plus LLC

Consolidated and consolidating Statement of Income

For the period from March 17, 2022 (inception date) to December 31, 2022

		December 31,
Descriptions	Note	2022
Net Income (Loss)
Gross Profit (Loss)
Rental income and fee	1	$63,106
Operating Expenses
General and administrative expense		54,027
Other operating expense (property tax, depreciation and amortization)	1	33,732
Total Operating Expenses		87,759
Operating Income (Loss)		(24,653)
Other Income (Expense)
Interest expense	4	(82,484)
Net Income (Loss)		$(107,137)

See accompanying notes to the Consolidated and Consolidating financial statements

Ark7 Properties Plus LLC

Consolidated and Consolidating Statement of Members’ Equity

For the period from March 17, 2022 (inception date) to December 31, 2022

	Member’s	Accumulated
	equity	deficit	Total
Equity contributions	$762,080	$-	$762,080
Net loss	-	(107,137)	(107,137)
Distributions	(29,846)	-	(29,846)
Balance at December 31, 2022	$732,234	$(107,137)	$625,097

See accompanying notes to the Consolidated and Consolidating financial statements

Ark7 Properties Plus LLC

Consolidated and consolidating Statement of Cash Flows

For the period from March 17, 2022 (inception date) to December 31, 2022

2022
Cash Flows From Operating Activities
Net income (loss)	$(107,137)
Adjustments to Reconcile Net Income (Loss) to Net Cash Provided by (Used in) Operating Activities
Depreciation and amortization	29,075
(Increase) decrease in operating assets, net of effects of businesses acquired
Prepaid expenses	(19,616)
Increase (decrease) in operating liabilities, net of effects of businesses acquired
Accounts payable and accrued expenses	9,423
Other liabilities	11,350
Net Cash Provided by (Used in) Operating Activities	(76,905)
Cash Flows from Investing Activities
Purchase of property, plant, and equipment	(2,322,936)
Cash Flows from Financing Activities
Proceeds from issuance of related party debt	1,761,989
Proceeds from issuance of common stock	732,234
Net Cash Provided by (Used in) Financing Activities	2,494,223
Net Increase (Decrease) in Cash, Cash Equivalents, and Restricted Cash	94,382
Cash, Cash Equivalents, and Restricted Cash at End of Year	94,382

Reconciliation of Cash, Cash Equivalents, and Restricted Cash
Cash and cash equivalents	94,382

Supplemental Cash Flow Information
Cash Paid During the Year for
Interest	$82,484

See accompanying notes to the Consolidated and Consolidating financial statements

Ark7 Properties Plus LLC and its Series

Consolidated and consolidating Balance Sheet

As of December 31, 2022

Total Consolidated
		ARK7	ARK7	ARK7	ARK7	ARK7	ARK7	ARK7
		PROPERTIES	PROPERTIES	PROPERTIES	PROPERTIES	PROPERTIES	PROPERTIES	PROPERTIES
	Ark7	PLUS LLC -	PLUS LLC -	PLUS LLC -	PLUS LLC -	PLUS LLC -	PLUS LLC -	PLUS LLC -
	Properties	SERIES	SERIES	SERIES	SERIES	SERIES	SERIES	SERIES
Description	Plus LLC	#WGI3Z	#0XYT6	#ZIE3T	#JTDXY	#FTWDS	#P7FJ5	#WRA7O	Eliminating	Total
Assets
Current Assets
Cash and property management reserves	$37,887	$40,132	$3,282	$2,180	$2,601	$3,090	$3,895	$1,315	$-	$94,382
Prepaid expenses	-	928	3,738	4,338	7,587	743	794	1,488	-	19,616
Total Current Assets	37,887	41,060	7,020	6,518	10,188	3,833	4,689	2,803	-	113,998

Noncurrent Assets
Property, plant, and equipment
Property, plant, and equipment - Cost	-	286,740	364,460	346,162	347,368	223,491	223,460	531,255	-	2,322,936
Property, plant, and equipment - Accumulated Depreciation	-	(7,384)	(5,717)	(3,905)	(4,297)	(1,986)	(1,985)	(3,801)	-	(29,075)
Total Property, plant, and equipment	-	279,356	358,743	342,257	343,071	221,505	221,475	527,454	-	2,293,861
Total Noncurrent Assets	-	279,356	358,743	342,257	343,071	221,505	221,475	527,454	-	2,293,861
Total Assets	37,887	320,416	365,763	348,775	353,259	225,338	226,164	530,257	-	2,407,859

See accompanying notes to the Consolidated and Consolidating financial statements

Ark7 Properties Plus LLC and its Series

Consolidated and consolidating Balance Sheet

As of December 31, 2022

Total Consolidated
		ARK7	ARK7	ARK7	ARK7	ARK7	ARK7	ARK7
		PROPERTIES	PROPERTIES	PROPERTIES	PROPERTIES	PROPERTIES	PROPERTIES	PROPERTIES
	Ark7	PLUS LLC -	PLUS LLC -	PLUS LLC -	PLUS LLC -	PLUS LLC -	PLUS LLC -	PLUS LLC -
	Properties	SERIES	SERIES	SERIES	SERIES	SERIES	SERIES	SERIES
Description	Plus LLC	#WGI3Z	#0XYT6	#ZIE3T	#JTDXY	#FTWDS	#P7FJ5	#WRA7O	Eliminating	Total
Liabilities & Stockholders Equity
Liabilities
Current Liabilities
Accounts payable and accrued liabilities	9,423	-	-	-	-	-	-	-	-	9,423
Related party notes payable	28,493	-	258,478	260,205	291,203	178,015	222,985	522,610	-	1,761,989
Other liabilities, current	-	-	-	-	-	1,450	3,000	6,900	-	11,350
Total Current Liabilities	37,916	-	258,478	260,205	291,203	179,465	225,985	529,510	-	1,782,762
Total Liabilities	37,916	-	258,478	260,205	291,203	179,465	225,985	529,510	-	1,782,762

Equity
Equity Capital
Members’ capital	-	363,794	120,773	95,132	74,895	52,497	7,163	17,980	-	732,234
Retained Earnings (Accumulated Deficit)	(29)	(43,378)	(13,488)	(6,562)	(12,839)	(6,624)	(6,984)	(17,233)	-	(107,137)
Total Equity Capital	(29)	320,416	107,285	88,570	62,056	45,873	179	747	-	625,097
Total Equity	(29)	320,416	107,285	88,570	62,056	45,873	179	747	-	625,097
Total Liabilities & Stockholders Equity	$37,887	$320,416	$365,763	$348,775	$353,259	$225,338	$226,164	$530,257	$-	$2,407,859

See accompanying notes to the Consolidated and Consolidating financial statements

Ark7 Properties Plus LLC

Consolidated and consolidating Statement of Income

For the period from March 17, 2022 (inception date) to December 31, 2022

Total Consolidated
		ARK7	ARK7	ARK7	ARK7	ARK7	ARK7	ARK7
		PROPERTIES	PROPERTIES	PROPERTIES	PROPERTIES	PROPERTIES	PROPERTIES	PROPERTIES
	Ark7	PLUS LLC -	PLUS LLC -	PLUS LLC -	PLUS LLC -	PLUS LLC -	PLUS LLC -	PLUS LLC -
	Properties	SERIES	SERIES	SERIES	SERIES	SERIES	SERIES	SERIES
Description	Plus LLC	#WGI3Z	#0XYT6	#ZIE3T	#JTDXY	#FTWDS	#P7FJ5	#WRA7O	Eliminating	Total
Income Statement
Revenues
Rental Income	$620	$10,632	$16,870	$11,660	$9,900	$5,120	$4,636	$3,300	$-	$62,738
Other rental fees	-	213	-	-	-	155	-	-	-	368
Total Revenues	620	10,845	16,870	11,660	9,900	5,275	4,636	3,300	-	63,106
Operating Expenses
General and administrative expense
Utilities	-	(934)	(378)	(857)	(496)	(191)	(191)	(480)	-	(3,527)
Repairs and maintenance	-	(606)	(197)	(138)	(549)	-	-	-	-	(1,490)
Legal and other professional fees and services	(619)	(30,159)	(840)	(791)	(1,301)	(1,025)	(1,075)	(1,008)	-	(36,818)
Memberships and licenses	-	(9)	(65)	(125)	(42)	(37)	(37)	-	-	(315)
Insurance	-	(473)	(1,026)	(825)	(829)	(173)	(192)	(306)	-	(3,824)
Other general and administrative expense	(30)	(1,207)	(2,529)	(1,919)	(1,525)	(358)	(334)	(151)	-	(8,053)
Total General and administrative expense	(649)	(33,388)	(5,035)	(4,655)	(4,742)	(1,784)	(1,829)	(1,945)	-	(54,027)
Other operating expense
Depreciation, other operating	-	(7,384)	(5,717)	(3,905)	(4,297)	(1,986)	(1,985)	(3,801)	-	(29,075)
Property tax	-	(754)	(2,574)	3,846	(342)	(1,289)	(966)	(2,578)	-	(4,657)
Total Other operating expense	-	(8,138)	(8,291)	(59)	(4,639)	(3,275)	(2,951)	(6,379)	-	(33,732)
Total Operating Expenses	(649)	(41,526)	(13,326)	(4,714)	(9,381)	(5,059)	(4,780)	(8,324)	-	(87,759)
Other (Income) Expense
Interest expense, related party	(82,483)	(12,697)	(17,032)	(13,508)	(13,358)	(6,840)	(6,840)	(12,209)	82,483	(82,484)
Total Income Statement	$(29)	$(43,378)	$(13,488)	$(6,562)	$(12,839)	$(6,624)	$(6,984)	$(17,233)	$-	$(107,137)

See accompanying notes to the Consolidated and Consolidating financial statements

Ark7 Properties Plus LLC

Consolidated and Consolidating Statement of Members’ Equity

For the period from March 17, 2022 (inception date) to December 31, 2022

Total Consolidated
Description	Ark7 Properties Plus LLC	ARK7 PROPERTIES PLUS LLC - SERIES #WGI3Z	ARK7 PROPERTIES PLUS LLC - SERIES #0XYT6	ARK7 PROPERTIES PLUS LLC - SERIES #ZIE3T	ARK7 PROPERTIES PLUS LLC - SERIES #JTDXY	ARK7 PROPERTIES PLUS LLC - SERIES #FTWDS	ARK7 PROPERTIES PLUS LLC - SERIES #P7FJ5	ARK7 PROPERTIES PLUS LLC - SERIES #WRA7O	Eliminating	Total
Equity Contributions	$-	$369,920	$129,260	$101,320	$79,740	$55,780	$8,080	$17,980	$-	$762,080
Net Loss	(29)	(43,378)	(13,488)	(6,562)	(12,839)	(6,624)	(6,984)	(17,233)	-	(107,137)
Distribution	-	(6,126)	(8,487)	(6,188)	(4,845)	(3,283)	(917)	-	-	(29,846)
Balance at December 31, 2022	$(29)	$320,416	$107,285	$88,570	$62,056	$45,873	$179	$747	$-	$625,097

See accompanying notes to the Consolidated and Consolidating financial statements

Ark7 Properties Plus LLC

Consolidated and consolidating Statement of Cash Flows

For the period from March 17, 2022 (inception date) to December 31, 2022

Total Consolidated
	Ark7 Properties Plus LLC	ARK7 PROPERTIES PLUS LLC - SERIES #WGI3Z	ARK7 PROPERTIES PLUS LLC - SERIES #0XYT6	ARK7 PROPERTIES PLUS LLC - SERIES #ZIE3T	ARK7 PROPERTIES PLUS LLC - SERIES #JTDXY	ARK7 PROPERTIES PLUS LLC - SERIES #FTWDS	ARK7 PROPERTIES PLUS LLC - SERIES #P7FJ5	ARK7 PROPERTIES PLUS LLC - SERIES #WRA7O	Eliminating	Total
Cash Flows From Operating Activities
Net Income (Loss)	$(29)	$(43,378)	$(13,488)	$(6,562)	$(12,839)	$(6,624)	$(6,984)	$(17,233)	$-	$(107,137)
Adjustments to Reconcile Net Income (Loss) to Net Cash Provided by (Used in) Operating Activities
Depreciation and amortization	-	7,384	5,717	3,905	4,297	1,986	1,985	3,801	-	29,075
(Increase) decrease in operating assets, net of effects of businesses acquired
Prepaid expenses	-	(928)	(3,738)	(4,338)	(7,587)	(743)	(794)	(1,488)	-	(19,616)
Increase (decrease) in operating liabilities, net of effects of businesses acquired
Account payable and accrued expenses	9,423	-	-	-	-	-	-	-	-	9,423
Other liabilities	-	-	-	-	-	1,450	3,000	6,900	-	11,350
Net Cash Provided by (Used in) Operating Activities	9,394	(36,922)	(11,509)	(6,995)	(16,129)	(3,931)	(2,793)	(8,020)	-	(76,905)
Cash Flows from Investing Activities
Property, plant, and equipment - Cost	-	(286,740)	(364,460)	(346,162)	(347,368)	(223,491)	(223,460)	(531,255)	-	(2,322,936)
Cash Flows from Financing Activities
Proceeds from issuance of related party debt	(28,493)	-	(258,478)	(260,205)	(291,203)	(178,015)	(222,985)	(522,610)	-	(1,761,989)
Limited partners’ (members’) capital	-	363,794	120,773	95,132	74,895	52,497	7,163	17,980	-	732,234
Net Cash Provided by (Used in) Financing Activities	28,493	363,794	379,251	355,337	366,098	230,512	230,148	540,590	-	2,494,223
Net Increase (Decrease) in Cash, Cash Equivalents, and Restricted Cash	37,887	40,132	3,282	2,180	2,601	3,090	3,895	1,315	-	94,382
Total	37,887	40,132	3,282	2,180	2,601	3,090	3,895	1,315	-	94,382

Reconciliation of Cash, Cash Equivalents, and Restricted Cash
Cash and cash equivalents	37,887	40,132	3,282	2,180	2,601	3,090	3,895	1,315	-	94,382

Supplemental Cash Flow Information
Cash Paid During the Year for
Interest expense, related party	$82,483	$12,697	$17,032	$13,508	$13,358	$6,840	$6,840	$12,209	$(82,483)	$82,484

See accompanying notes to the Consolidated and Consolidating financial statements

Notes to the Consolidated and consolidating Financial Statements

Ark7 Properties Plus LLC

Notes to the Consolidated and consolidating Financial Statements

For the period ended December 31, 2022

1.	ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

General Information

Ark7 Properties PLUS LLC (the “APPL”) is a single-member Delaware limited liability company wholly owned by Ark7 Inc. (the “Parent Company”). The APPL was formed on March 17, 2022, in accordance with the Limited Liability Company Act (LLCA) of the state of Delaware. The APPL has registered seven Series Delaware limited liability companies (the “Series Companies”), each of which will be used as an investment vehicle that intends to enable investors to own fractional ownership of a specific rental property. This lowers the cost of entry and minimizes the time commitment for real estate investing. An investment in the APPL entitles the investor to the potential economic benefits normally associated with direct property ownership while requiring no investor involvement in asset or property management.

Carrier	Series	Property Address	Registration Date
Atlanta-T3	FTWDS	1527 Iris Walk, Jonesboro, GA 30238	11/21/2022
Atlanta-T4	P7FJ5	1541 Iris Walk, Jonesboro, GA 30238	11/21/2022
Tampa-S10	WRA7O	4263 Cadence Loop, Land O Lakes, FL 34638	8/10/2022
Dallas-S9	JTDXY	2300 Homestead Dr, Mesquite, TX 75181	6/30/2022
Dallas-S8	ZIE3T	2507 Decoy Dr, Mesquite, TX 75181	8/1/2022
Dallas-S7	0XYT6	2105 Silver Leaf Dr, Mesquite, TX 75181	6/30/2022
Arizona City-S6	WGI3Z	11679 W Madero Dr, Arizona City, AZ 85123	3/21/2022

Management’s Plan and Going Concerns

The accompanying consolidated financial statements have been prepared to assume the APPL will continue as a going concern. The APPL is newly formed and has not generated sufficient revenue from operations. The APPL will require additional capital until revenue from operations are sufficient to cover operational costs. These matters raise substantial doubt about the company’s ability to continue as a going concern. During the next 12 months, the APPL intends to fund operations through member advances and debt or equity financing. There are no assurances that management will be able to raise capital on terms acceptable to the APPL. If it is unable to obtain sufficient amounts of additional capital, it may be required to reduce the scope of its planned development and operations, which could harm its business, financial condition, and operating results. The accompanying financial statements do not include any adjustments that might result from these uncertainties. As of December 31, 2022, the APPL’s accumulated deficit amounted to $107,137.

These conditions indicate the existence of uncertainty which may cast doubt about the APPL’s ability to continue as a going concern. These financial statements do not include any adjustments that might result from the outcome of these uncertainties.

Statement of compliance

The accompanying consolidated financial statements are prepared in accordance with accounting principles generally accepted in the United States of America. The consolidated financial statements include the accounts of the APPL and its Series Companies. All intercompany balances and transactions are eliminated in consolidation.

These consolidated financial statements have been prepared under the historical cost convention, except for evaluating specific financial instruments carried at fair value.

Method of accounting

The consolidated financial statement of the APPL is prepared on the accrual basis of accounting. It includes only those assets, liabilities, and results of operations that relate to the business of the APPL.

Ark7 Properties Plus LLC

Notes to the Consolidated and consolidating Financial Statements

For the period ended December 31, 2022

Use of estimates and assumptions

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. To the extent that there are material differences between these estimates and actual results, the APPL’s financial condition or operating results will be materially affected. The APPL bases its estimates on past experience and other assumptions that the APPL believes are reasonable under the circumstances, and the APPL evaluates those estimates on an ongoing basis.

Functional and presentation currency

Items included in the APPL’s consolidated financial statements are estimated using the currency that best reflects the economic substance of the underlying events and circumstances related to the APPL (the “functional currency”). The functional and presentation currency of the accompanying financial statements is US Dollars (the “USD”).

Revenue recognition

Rental income is reported on a straight-line basis over the terms of the respective leases. The property rental income for the period ended December 31, 2022 was $63,106.

The concentration of credit risk

Financial instruments potentially subject the APPL to the concentration of credit risk, primarily cash and tenant receivables. The APPL places its cash with financial institutions, and its balances are insured by the Federal Deposit Insurance Corporation up to $250,000. At various times, the APPL had a cash balance over the insured amount.

Fair value measurements

FASB ASC 820, “Fair Value Measurements” defines fair value for certain financial and nonfinancial assets and liabilities that are recorded at fair value, establishes a framework for measuring fair value and expands disclosures about fair value measurements. It requires that an entity measure its financial instruments to base fair value on the exit price, maximize the use of observable units and minimize the use of unobservable inputs to determine the exit price. It establishes a hierarchy which prioritizes the inputs to valuation techniques used to measure fair value. This hierarchy increases the consistency and comparability of fair value measurements and related disclosures by maximizing the use of observable inputs and minimizing the use of unobservable inputs by requiring that observable inputs be used when available.

Observable inputs are inputs that reflect the assumptions market participants would use in pricing the assets or liabilities based on market data obtained from sources independent of the APPL. Unobservable inputs are inputs that reflect the APPL’s own assumptions about the assumptions market participants would use in pricing the asset or liability developed based on the best information available in the circumstances. The hierarchy prioritizes the inputs into three broad levels based on the reliability of the inputs as follows:

Level 1 – Inputs are quoted prices in active markets for identical assets or liabilities that the APPL has the ability to access at the measurement date. Valuation of these instruments does not require a high degree of judgment as the valuations are based on quoted prices in active markets that are readily and regularly available.

Level 2 – Inputs other than quoted prices in active markets that are either directly or indirectly observable as of the measurement date, such as quoted prices for similar assets or liabilities; quoted prices in markets that are not active; or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities.

Level 3 – Valuations based on inputs that are unobservable and not corroborated by market data. The fair value for such assets and liabilities is generally determined using pricing models, discounted cash flow methodologies, or similar techniques that incorporate the assumptions a market participant would use in pricing the asset or liability.

The carrying values of certain assets and liabilities of the APPL approximate fair value due to their either relatively short maturities and/or consistency with current market rates.

Ark7 Properties Plus LLC

Notes to the Consolidated and consolidating Financial Statements

For the period ended December 31, 2022

Property, plant, and equipment

Land is carried at cost. Building, leasehold improvements, furniture, fixtures, and equipment are carried at cost, less accumulated depreciation and amortization. The building, furniture, fixtures, and equipment are depreciated using the straight- line method over the estimated useful lives of the assets. The cost of leasehold improvements is amortized using the straight-line method over the terms of the related leases. Repairs and maintenance are expensed when incurred.

Long-lived assets are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of long-lived assets is assessed by a comparison of the carrying amount of the asset to the estimated future undiscounted net cash flows expected to be generated by the asset or group of assets. If estimated future undiscounted net cash flows are less than the carrying amount of the asset or group of assets, the asset is considered impaired and an expense is recorded in an amount required to reduce the carrying amount of the asset to its then fair value. Fair value generally is determined from estimated discounted future net cash flows (for assets held for use) or net realizable value (for assets held for sale). For the period from March 17, 2022 (inception date) to December 31, 2022, the APPL has not recognized any impairment losses.

Property, plant and equipment consist of the following as of December 31, 2022:

December 31, 2022
Buildings and improvements	$2,045,666
Furniture and fixtures	7,120
Land	270,150
Property, plant, and equipment, gross	2,322,936
Less: Buildings and improvements - Accumulated Depreciation	(28,591)
Furniture and fixtures - Accumulated Depreciation	(484)
Property, plant, and equipment	$2,293,861

Estimated useful life for buildings and improvements is 27.5 years.

Depreciation expenses for the period from March 17, 2022 (inception date) to December 31, 2022 was $29,075.

Lease accounting

According to the recently adopted Accounting Standards Updated (“ASU”) No. 2016-02, Leases (Topic 842) (“ASU 2016- 02” or “ASC 842”), the APPL determines whether the arrangement is or contains a lease based on the unique facts and circumstances present in the arrangement. Leases with a term greater than one year are recognized on the balance sheet as right-of-use assets and current and non-current lease liabilities, as applicable. As of December 31, 2022, the APPL had no long-term leases.

Income taxes

The APPL is taxed as a Limited Liability Company (LLC). Under these provisions, the APPL does not pay federal corporate income taxes on its taxable income. Instead, the shareholders are liable for individual federal and state income taxes on their respective shares of the APPL’s taxable income.

Each series will be taxed as a partnership, with the profits and losses of the Series flowing to investors regardless of whether there is cash available for distributions. For this offering of series interests to investors, each series will be taxed as a partnership, rather than as a corporation. This means that the Series will itself not owe or report any profits and losses for tax purposes, but will instead provide investors with a Schedule K-1 tax statement identifying the investor’s pro rata share of any profits and losses of the Series. The calculation of net profits for the purposes of taxation is determined prior to our Managing Member assessing whether to hold back funds for future working capital purposes. As such, there may be times when the Series is reporting a net profit to investors, but does not have funds available for distribution to investors to cover their personal tax liability.

Ark7 Properties Plus LLC

Notes to the Consolidated and consolidating Financial Statements

For the period ended December 31, 2022

2.	PROPERTY MANAGEMENT RESERVES

Each Series Company has allocated funds to establish property management reserves. These funds are designed to mitigate future financial uncertainties associated with property-related expenses, including maintenance, repairs, enhancements, or unanticipated costs. The aim is to maintain the properties in satisfactory condition, prevent financial strain, and preclude the necessity for immediate supplementary contributions from investors or owners due to substantial, unexpected expenses.

As of December 31, 2022, the balance of the property management reserve was $56,495.

3.	MORTGAGE PAYABLES

Series #FTWDS

On September 1, 2022, the APPL - Series FTWDS executed a Loan Agreement Secured by the Deed of Trust. According to the Loan Agreement, the APPL - Series FTWDS borrowed $228,015 at 9% interest with a maturity of August 31, 2023. The outstanding balance of the Loan Payable - Down Payment Loan as of December 31, 2022 was $178,015 and is included in debt, current on the accompanying balance sheet. The interest expense incurred in 2022 was $6,840.

Series #P7FJ5

On September 1, 2022, the APPL - Series P7FJ5 executed a Loan Agreement Secured by the Deed of Trust. According to the Loan Agreement, the APPL - Series P7FJ5 borrowed $227,985 at 9% interest with a maturity of August 31, 2023. The outstanding balance of the Loan Payable - Down Payment Loan as of December 31, 2022 was $225,985 and is included in debt, current on the accompanying balance sheet. The interest expense incurred in 2022 was $6,840.

Series #WRA7O

On October 1, 2022, the APPL - Series WRA7O executed a Loan Agreement Secured by the Deed of Trust. According to the Loan Agreement, the APPL - Series FTWDS borrowed $542,610 at 9% interest with a maturity of September 30, 2023. The outstanding balance of the Loan Payable - Down Payment Loan as of December 31, 2022 was $522,610 and is included in debt, current on the accompanying balance sheet. The interest expense incurred in 2022 was $12,209.

Series #JTDXY

On August 1, 2022, the APPL - Series JTDXY executed a Loan Agreement Secured by the Deed of Trust. According to the Loan Agreement, the APPL - Series JTDXY borrowed $356,203 at 9% interest with a maturity of July 31, 2023. The outstanding balance of the Loan Payable - Down Payment Loan as of December 31, 2022 was$291,203 and is included in debt, current on the accompanying balance sheet. The interest expense incurred in 2022 was $13,358.

Series #ZIE3T

On August 1, 2022, the APPL - Series ZIE3T executed a Loan Agreement Secured by the Deed of Trust. According to the Loan Agreement, the APPL - Series ZIE3T borrowed $360,205 at 9% interest with a maturity of July 31, 2023. The outstanding balance of the Loan Payable - Down Payment Loan as of December 31, 2022 was $$260,205 and is included in debt, current on the accompanying balance sheet. The interest expense incurred in 2022 was $13,508.

Series #0XYT6

On July 1, 2022, the APPL - Series 0XYT6 executed a Loan Agreement Secured by the Deed of Trust. According to the Loan Agreement, the APPL - Series 0XYT6 borrowed $378,478 at 9% interest with a maturity of June 30, 2023. The outstanding balance of the Loan Payable - Down Payment Loan as of December 31, 2022 was$258,478 and is included in debt, current on the accompanying balance sheet. The interest expense incurred in 2022 was $17,032.

Ark7 Properties Plus LLC

Notes to the Consolidated and consolidating Financial Statements

For the period ended December 31, 2022

Series #WGI3Z

On April 5, 2022, the APPL - Series WGI3Z executed a Loan Agreement Secured by the Deed of Trust. According to the Loan Agreement, the APPL - Series WGI3Z borrowed $299,120 at 9% interest with a maturity of April 4, 2023. The loan was paid off in 2022, and the outstanding balance of the Loan Payable - Down Payment Loan as of December 31, 2022 was $0. The interest expenses incurred in 2022 was $12,697.

Mortgage interest expenses for the period from March 17, 2022 (inception date) to December 31, 2022 was $82,484.

As of December 31, 2022, the total outstanding balance on the mortgage payable was as follows:

December 31, 2022
Short-term Portion of Mortgage Payable	$1,761,989

Maturities of the mortgage payable are as follows:

Year	Amount
2023	$1,761,989

4.	TRANSACTIONS WITH RELATED PARTIES

Due to affiliates

The Parent Company occasionally pays for the AAPL for the express purpose of addressing administrative costs. The loan has been structured as payable by the APPL to the Parent Company. These advances are non-interest bearing and are due on demand. The outstanding balance of the Intercompany Loan Payable as of December 31, 2022 was $28,493, and is included in the current liabilities section on the accompanying balance sheet.

Related party mortgage payables

The Series Companies and Parent Company intend to arrange for the purchase of a specific residential property either directly by the Series or by the Parent Company. The Parent Company or one of its subsidiaries purchased the property directly, then, after the relevant Series Company has obtained sufficient financing, Ark7 would sell the property to that Series Company for an amount equal to the original purchase price (including closing costs) plus holding costs, renovation costs and furnishing expenses incurred by the Parent Company before the sale to the Series Company as well as the applicable sourcing fee specified in the Series Designation for the relevant Series, in cases where Ark7 identifies and intends to have the Series purchase that property directly from a third-party Seller, The Parent Company will loan the series the amount required to purchase the property via an intercompany loan agreement. In addition, Ark7 may decide to finance a portion of the purchase price with a mortgage or other third-party financing. See Note 3 for the intercompany mortgage payable.

Property sourcing fee and security marketing fee

Pursuant to the Operating Agreement the Asset Manager, as consideration for assisting in the sourcing of the Underlying Asset of a Series, to the extent not waived by the Managing Member in its sole discretion, will receive a 3.0% (of the maximum offering amount) Sourcing Fee. The sourcing fee is in connection with the search and negotiation of the property purchase as set forth in the Certificate of Designations for the Series. A security marketing fee is a charge that typically covers the costs associated with marketing and promoting investment security to potential investors. These fees are charged at 3% of the maximum offering amount.

Series # WGI3Z

The property sourcing fee and security marketing fee incurred in 2022 was $10,896 and $10,896, respectively.

Ark7 Properties Plus LLC

Notes to the Consolidated and consolidating Financial Statements

For the period ended December 31, 2022

Asset management fee

For services performed, the Series will pay an annual Asset Management Fee to the Asset Manager in respect of each fiscal year, 15% of any Free Cash Flows available for distribution pursuant to Article VII of the Operating Agreement. Any such amount will be paid at the same time as, and only if, a distribution is made from the Series to its Members.

Series #FTWDS

The Series #FTWDS has entered into an Asset Management Agreement with the Parent Company (the Asset Manager), the managing member of the Series #FTWDS and shall reimburse the Asset Manager for any such expenses paid by the Asset Manager on behalf of the Series #FTWDS together with a reasonable rate of interest (a rate no less than the Applicable Federal Rate (as defined in the Internal Revenue Code)) as may be imposed by the Asset Manager in its sole discretion (“Operating Expenses Reimbursement Obligation”). As of December 31, 2022, the prepaid Asset Management Fee was $0. Asset Management Fee for the period ended December 31, 2022, was $0.

Series #P7FJ5

The Series # P7FJ5 has entered into an Asset Management Agreement with the Parent Company (the Asset Manager), the managing member of the Series #P7FJ5 and shall reimburse the Asset Manager for any such expenses paid by the Asset Manager on behalf of the Series #P7FJ5 together with a reasonable rate of interest (a rate no less than the Applicable Federal Rate (as defined in the Internal Revenue Code)) as may be imposed by the Asset Manager in its sole discretion (“Operating Expenses Reimbursement Obligation”). As of December 31, 2022, the prepaid Asset Management Fee was $0. Asset Management Fee for the period ended December 31, 2022, was $0.

Series #WRA7O

The Series #WRA7O has entered into an Asset Management Agreement with the Parent Company (the Asset Manager), the managing member of the Series #WRA7O and shall reimburse the Asset Manager for any such expenses paid by the Asset Manager on behalf of the Series #WRA7O together with a reasonable rate of interest (a rate no less than the Applicable Federal Rate (as defined in the Internal Revenue Code)) as may be imposed by the Asset Manager in its sole discretion (“Operating Expenses Reimbursement Obligation”). As of December 31, 2022, the prepaid Asset Management Fee was $0. Asset Management Fee for the period ended December 31, 2022, was $0.

Series #JTDXY

The Series #JTDXY has entered into an Asset Management Agreement with the Parent Company (the Asset Manager), the managing member of the Series #JTDXY and shall reimburse the Asset Manager for any such expenses paid by the Asset Manager on behalf of the Series #JTDXY together with a reasonable rate of interest (a rate no less than the Applicable Federal Rate (as defined in the Internal Revenue Code)) as may be imposed by the Asset Manager in its sole discretion (“Operating Expenses Reimbursement Obligation”). As of December 31, 2022, the prepaid Asset Management Fee was $0. Asset Management Fee for the period ended December 31, 2022, was $0.

Series #ZIE3T

The Series #ZIE3T has entered into an Asset Management Agreement with the Parent Company (the Asset Manager), the managing member of the Series #ZIE3T and shall reimburse the Asset Manager for any such expenses paid by the Asset Manager on behalf of the Series #ZIE3T together with a reasonable rate of interest (a rate no less than the Applicable Federal Rate (as defined in the Internal Revenue Code)) as may be imposed by the Asset Manager in its sole discretion (“Operating Expenses Reimbursement Obligation”). As of December 31, 2022, the prepaid Asset Management Fee was $0. Asset Management Fee for the period ended December 31, 2022, was $0.

Ark7 Properties Plus LLC

Notes to the Consolidated and consolidating Financial Statements

For the period ended December 31, 2022

Series #OXYT6

The Series #OXYT6 has entered into an Asset Management Agreement with the Parent Company (the Asset Manager), the managing member of the Series #OXYT6 and shall reimburse the Asset Manager for any such expenses paid by the Asset Manager on behalf of the Series #OXYT6 together with a reasonable rate of interest (a rate no less than the Applicable Federal Rate (as defined in the Internal Revenue Code)) as may be imposed by the Asset Manager in its sole discretion (“Operating Expenses Reimbursement Obligation”). As of December 31, 2022, the prepaid Asset Management Fee was $0. Asset Management Fee for the period ended December 31, 2022, was $0.

Series # WGI3Z

The Series # WGI3Z has entered into an Asset Management Agreement with the Parent Company (the Asset Manager), the managing member of the Series # WGI3Z and shall reimburse the Asset Manager for any such expenses paid by the Asset Manager on behalf of the Series # WGI3Z together with a reasonable rate of interest (a rate no less than the Applicable Federal Rate (as defined in the Internal Revenue Code)) as may be imposed by the Asset Manager in its sole discretion (“Operating Expenses Reimbursement Obligation”). As of December 31, 2022, the prepaid Asset Management Fee was $0. Asset Management Fee for the period ended December 31, 2022, was $0.

5.	SUBSEQUENT EVENTS

Management has evaluated subsequent events through the date on the consolidated financial statements that were available to be issued, which is May 18, 2023.

Loan Payoff

On March 31, 2023, Ark7 Properties LLC - Series #0XYT6 paid off the loan in the amount of $258,478 after the offering is fully subscribed.

Other events

All subsequent events requiring recognition as of December 31, 2022 have been incorporated into these consolidated financial statements and there are no subsequent events that require disclosure in accordance with FASB ASC Topic 855, “Subsequent Events.”

6.	APPROVAL OF CONSOLIDATED FINANCIAL STATEMENTS

Consolidated and consolidating financial statements have been approved by the management of the APPL and authorized for issue on May 18, 2023.

ITEM 8. EXHIBIT

The documents listed in the Exhibit Index of this Annual Report are incorporated by reference or are filed with this Annual Report, in each case as indicated below.

2.1	Certificate of Formation of Ark7 Properties Plus LLC*
2.2	Operating Agreement of Ark7 Properties Plus LLC*
3.1	Series #WGI3Z Series Designation*
3.2	Series #0XYT6 Series Designation*
3.3	Series # ZIE3T Series Designation*
3.4	Series #JTDXY Series Designation*
3.5	Series #FTWDS Series Designation
3.6	Series #P7FJ5 Series Designation
3.7	Series #WRA7O Series Designation
4.1	Form of Series #[______] Subscription Agreement*
6.1	Real Estate Purchase Agreement dated April 15, 2022, between Seller and Series #WGI3Z, as amended.*
6.2	Real Estate Purchase Agreement dated July 7, 2022 between Seller and Series #0XYT6, as amended*
6.3	Real Estate Purchase Agreement dated August 2, 2022 between Seller and Series #ZIE3T*
6.4	Real Estate Purchase Agreement dated August 15, 2022 between Seller and Series #JTDXY*
6.5	Real Estate Purchase Agreement between Seller and ARK7 for the property located at 1527 Iris Walk, Jonesboro, GA 30238
6.6	Real Estate Purchase Agreement between Seller and ARK7 for the property located at 1541 Iris Walk Jonesboro, GA 30238
6.7	Real Estate Purchase Agreement between Seller and Ark7 Properties Plus LLC – Series #WRA7O
6.8	Assignment of Sale and Purchase Agreement between ARK7 and ARK7 Properties Plus – Series #FTWDS LLC dated ]
6.9	Assignment of Sale and Purchase Agreement ARK7 and ARK7 Properties Plus – Series #P7FJ5 LLC
6.10	Asset Management Agreement between Ark7 Properties Plus LLC - Series #WGI3Z and Ark7 Inc. dated April 15, 2022*
6.11	Asset Management Agreement between Ark7 Properties Plus LLC - Series #0XYT6 dated July 1, 2022.*
6.12	Asset Management Agreement between Ark7 Properties Plus LLC - Series #ZIE3T dated August 1, 2022*
6.13	Asset Management Agreement between Ark7 Properties Plus LLC - Series #JTDXY dated August 1, 2022*
6.14	Asset Management Agreement between ARK7 and ARK7 Properties Plus – Series #FTWDS LLC*
6.15	Asset Management Agreement between ARK7 and ARK7 Properties Plus – Series #P7FJ5 LLC*
6.16	Asset Management Agreement between ARK7 and Ark7 Properties Plus LLC – Series #WRA7O*
6.17	Inter-company Loan Agreement between Ark7 Inc. and Series #WGI3Z*
6.18	Inter-company Loan Agreement between Ark7 Inc. and Series #0XYT6*
6.19	Inter-company Loan Agreement between Ark7 Inc. and Series # ZIE3T*
6.20	Inter-company Loan Agreement between Ark7 Inc. and Series #JTDXY*
6.21	Inter-company Loan Agreement between ARK7 Properties Plus and ARK7 Properties Plus – Series #FTWDS LLC*
6.22	Inter-company Loan Agreement between ARK7 Properties Plus and ARK7 Properties Plus – Series #P7FJ5 LLC*
6.23	Inter-company Loan Agreement between ARK7 Properties Plus and Series #WRA7O*
6.24	Form of Lease Agreement*
9.1	Letter regarding change in accoundant from George Dimov CPA dated April 30, 2023

*	Incorporated by reference from the Company’s Form 1-A, and post-qualification amendments (File No. 024-11869)

SIGNATURES

Pursuant to the requirements of Regulation A, the issuer has duly caused this Annual Report to be signed on its behalf by the undersigned, thereunto duly authorized, in State of California, on May 24, 2023.

Ark7 Properties Plus LLC
a Delaware series limited liability company

By	/s/ ARK7 Inc., a Delaware corporation
Its: Managing Member

	By:	/s/ Yizhen Zhao
	Name:	Yizhen Zhao
	Title:	President

This Annual Report has been signed by the following persons in the capacities and on the dates indicated.

Ark7 Properties Plus LLC
a Delaware series liability company

By	/s/ ARK7 Inc., a Delaware corporation
Its: Managing Member

	By:	/s/ Yizhen Zhao
	Name:	Yizhen Zhao
	Title:	Principal Executive Officer,
Principal Financial Officer and Principal
Accounting Officer of Ark7 Inc.,
Managing Member of Ark7 Properties Plus LLC

	Date:	May 24, 2023